     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1997


                                                      REGISTRATION NO. 333-30721

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             MULTIMEDIA GAMES, INC.
                 (Name of Small Business Issuer in Its Charter)
                             ---------------------

             TEXAS                           7922                         74-2611034
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)         Identification No.)

                             ---------------------

      7335 SOUTH LEWIS AVENUE, SUITE 204             7335 SOUTH LEWIS AVENUE, SUITE 204
            TULSA, OKLAHOMA 74136                          TULSA, OKLAHOMA 74136
                (918) 494-0576                                 (918) 494-0576
  (Address and Telephone Number Of Principal    (Address and Principal Place of Business or
              Executive Offices)                                  Intended
                                                        Principal Place of Business)

                             ---------------------
                       FREDERICK E. ROLL, VICE PRESIDENT
                             MULTIMEDIA GAMES, INC.
                       7335 SOUTH LEWIS AVENUE, SUITE 204
                             TULSA, OKLAHOMA 74136
                                 (918) 494-0576
           (Name, Address and Telephone Number of Agent for Service)
                             ---------------------
                                   Copies to:

                                LARRY W. SANDEL
                 HALL, ESTILL, HARDWICK, GABLE, GOLDEN & NELSON
                       320 SOUTH BOSTON AVENUE, SUITE 400
                             TULSA, OKLAHOMA 74103
                                 (918) 594-0400
                             ---------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                             MULTIMEDIA GAMES, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
            OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM SB-2

        ITEM NUMBERS OF FORM SB-2 AND TITLE OF ITEM                     PROSPECTUS CAPTION
        -------------------------------------------                     ------------------
 1.  Front of Registration Statement and Outside Front Cover
       Page of Prospectus...................................  Front of Registration Statement;
                                                                Outside Front Cover Page of
                                                                Prospectus
 2.  Inside Front and Outside Back Cover Pages of
       Prospectus...........................................  Inside Front Cover Page of Prospectus;
                                                                Available Information
 3.  Summary Information and Risk Factors...................  Prospectus Summary; Risk Factors
 4.  Use of Proceeds........................................  Use of Proceeds
 5.  Determination of Offering Price........................  Not Applicable
 6.  Dilution...............................................  Not Applicable
 7.  Selling Security Holders...............................  Selling Securityholders
 8.  Plan of Distribution...................................  Outside Front Cover Page of Prospectus;
                                                                Plan of Distribution
 9.  Legal Proceedings......................................  Risk Factors; The Company -- Litigation
10.  Directors, Executive Officers, Promoters and Control
       Persons..............................................  Management
11.  Security Ownership of Certain Beneficial Owners and
       Management...........................................  Security Ownership of Certain
                                                                Beneficial Owners and Management
12.  Description of Securities..............................  Description of Securities
13.  Interest of Named Experts and Counsel..................  Legal Matters; Independent Public
                                                                Accountants
14.  Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities.......................  Disclosure of Commission Position on
                                                                Indemnification and Securities Act
                                                                Liabilities
15.  Organization Within Last Five Years....................  Prospectus Summary; The Company
16.  Description of Business................................  Prospectus Summary; The Company
17.  Management's Discussion and Analysis or Plan of
       Operation............................................  Management's Discussion and Analysis of
                                                                Financial Condition and Results of
                                                                Operations
18.  Description of Property................................  The Company -- Properties
19.  Certain Relationships and Related Transactions.........  Certain Relationships and Related
                                                                Transactions
20.  Market for Common Equity and Related Stockholder
       Matters..............................................  Market Prices of Common Stock
21.  Executive Compensation.................................  Management -- Executive Compensation
22.  Financial Statements...................................  Financial Statements
23.  Changes In and Disagreements With Accountants on
       Accounting and Financial Disclosure..................  Not Applicable

PROSPECTUS

                             MULTIMEDIA GAMES, INC.

          1,518,833 REDEEMABLE CLASS A COMMON STOCK PURCHASE WARRANTS
           523,310 REDEEMABLE CLASS B COMMON STOCK PURCHASE WARRANTS
   2,042,143 SHARES OF COMMON STOCK, $.01 PAR VALUE, UNDERLYING THE WARRANTS
                             ---------------------
     This Prospectus relates to 1,518,833 issued and outstanding Redeemable Class A Common Stock Purchase Warrants (the "Class A Warrants"), 523,310 issued and outstanding Redeemable Class B Common Stock Purchase Warrants (the "Class B Warrants" and, together with the Class A Warrants, the "Warrants"), and the 2,042,143 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), underlying the Warrants, of Multimedia Games, Inc. (the "Company"). The Shares are issuable from time to time by the Company upon the exercise of the Warrants, and the Warrants and the Shares (when issued) may be offered and sold from time to time by the Selling Securityholders named herein (the "Selling Securityholders"). See "Plan of Distribution."

     Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $8.00 per share, subject to certain adjustments. The Warrants become exercisable on November 7, 1997 and expire on November 12, 2001, if not exercised on or prior to that date. The Warrants are redeemable at the option of the Company for $.10 per Warrant on not less than 30 days prior written notice at any time after November 7, 1997, in the case of the Class A Warrants, and at any time after February 7, 1999, in the case of the Class B Warrants. See "Description of Securities."


     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "MGAM". On August 4, 1997, the last reported sale price of the Common Stock was $11.625 per share. The Warrants and the Shares have been approved for quotation on the Nasdaq SmallCap Market upon the effectiveness of this offering. Prior to this offering there has been no public market for the Warrants and there can be no assurance that any such market will develop.


                             ---------------------

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     The Company will not receive any of the proceeds from the sale of the Warrants and Shares (collectively, the "Securities") by the Selling Securityholders. The Company will bear all costs relating to the registration of the Securities, which are estimated to be approximately $90,000. Certain of the Selling Securityholders have entered into agreements, directly or indirectly, with Walsh, Manning Securities, LLC ("Walsh Manning"), that restrict the sale of the Securities by such Selling Securityholder without the consent of Walsh Manning. See "Selling Securityholders."


                THE DATE OF THIS PROSPECTUS IS AUGUST   , 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK AND WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             ---------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    6
Forward Looking Statements..................................   12
Use of Proceeds.............................................   12
Market Prices of Common Stock...............................   12
Capitalization..............................................   13
Selected Financial Data.....................................   14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   15
The Company.................................................   20
Management..................................................   27
Certain Relationships and Related Transactions..............   30
Security Ownership of Certain Beneficial Owners and
  Management................................................   31
Selling Securityholders.....................................   32
Plan of Distribution........................................   34
Description of Securities...................................   34
Independent Public Accountants..............................   36
Legal Matters...............................................   37
Available Information.......................................   37
Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities................................   38
Index to Financial Statements...............................  F-1
Financial Statements........................................  F-2


     The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent accounting firm. The Company's fiscal year ends September 30 of each year.

                               PROSPECTUS SUMMARY

     The following information does not purport to be complete and is qualified in its entirety by references to the more detailed information and financial statements (including notes thereto) appearing elsewhere in this Prospectus.

                                  THE COMPANY

     The Company provides satellite linked, high stakes bingo games and interactive high speed bingo games played on interconnected electronic player stations to participating bingo halls owned primarily by American Indian tribes located throughout the United States. The Company also provides proxy play services to bingo players located off Indian lands through its 49% interest in American Gaming Network, L.L.C.

     Prior to August 1995, the Company's principal business was to conduct high stakes bingo games under the names MegaBingo, MegaCash and MegaBingo Lite. MegaBingo and MegaCash games are played simultaneously at multiple bingo halls using a closed-circuit television satellite link, thereby allowing a greater number of players to compete against one another for prizes generally larger than could be offered by a bingo hall acting alone. The participating bingo halls are owned and operated on behalf of American Indian tribes and are located in the States of Arizona, California, Kansas, Minnesota, New Mexico, Oklahoma and South Dakota, among others. MegaBingo Lite provides smaller prizes to similarly linked Indian bingo halls and is presently delivered to bingo halls primarily located in the State of Oklahoma. The Company believes that its MegaBingo, MegaCash and MegaBingo Lite games are the only regularly scheduled multi-hall, high stakes bingo games in the United States.

     In August 1995, the Company introduced MegaMania, a high-speed bingo game developed by the Company that allows customers to purchase bingo cards and to play bingo on an interactive electronic player station that requires rapid decisions and presents game results in a fast-action color video format featuring graphics and animation accompanied by sound. The stations are interconnected with other stations at participating bingo halls through the Company's computer network, thus allowing players to compete against one another to win a common pooled prize.

     The Company's gaming revenues emanate from the proceeds of bingo card sales, with profits derived from revenues remaining after payment of prizes, bingo hall commissions and operating expenses. The Company also derives other revenues from the sale and lease of MegaMania player stations and related equipment.

     American Gaming Network, L.L.C., accepts orders and purchases bingo cards at Indian bingo halls and plays those cards at the bingo halls on behalf of proxy play participants who are located off the Indian lands. To date, revenues from proxy play bingo have been insignificant.

     MegaBingo(R), MegaCash(R), MegaBingo Lite(TM) and MegaMania(TM) are registered trademarks and tradenames of the Company, and all references thereto in this Prospectus shall be deemed to include the applicable tradename or trademark designation.

     Multimedia Games, Inc. was incorporated under the laws of the State of Texas on August 30, 1991. Unless the context otherwise requires, the term "Company" includes Multimedia Games, Inc., and its subsidiaries -- TV Games, Inc., MegaBingo, Inc., and Multimedia Creative Services, Inc., as well as the activities conducted by the Company through its 49% interest in American Gaming Network, L.L.C. ("AGN"). The Company's executive offices are located at 7335 South Lewis Avenue, Suite 204, Tulsa, Oklahoma 74136, and its telephone number is (918) 494-0576.

                                  THE OFFERING

Risk Factors.............. Investment in the Securities offered hereby involves a high degree of risk and, therefore, the Securities should not be purchased by anyone who cannot afford the loss of their entire investment. Prospective purchasers of the Securities should carefully review and consider the factors set forth under "Risk Factors" as well as the other information contained herein, before purchasing any of the Securities.

Securities Offered........ 1,518,833 Redeemable Class A Warrants, 523,310
                           Redeemable Class B Warrants and the 2,042,143 shares of Common Stock issuable by the Company upon the exercise of the Warrants, are being offered by the Selling Securityholders named herein. See "Selling Securityholders" and "Plan of Distribution".

                           Each Warrant entitles the holder to purchase from the Company one share of Common Stock at an exercise price of $8.00 per share, subject to certain adjustments to prevent dilution. The Warrants become exercisable on November 7, 1997, and expire at 5:00 p.m. Eastern Time on November 12, 2001, if not exercised prior to that time. The Warrants are redeemable, in whole or in part, at the option of the Company, for $.10 per Warrant, upon not less than 30 days prior written notice, at any time after November 7, 1997, in the case of the Class A Warrants, and at any time after February 7, 1999, in the case of the Class B Warrants; provided that (i) the closing bid quotation of the Common Stock is at least 150% of the then exercise price of the Warrant on each of the 20 trading days ending not later than the seventh trading day prior to the day on which notice of redemption is given; and (ii) the Company has an effective registration statement covering the Warrants and the Shares. See "Description of Securities."

Use of Proceeds........... The Company will receive none of the proceeds from the sale of the Securities offered hereby by the Selling Securityholders; however, the Company will receive proceeds at the rate of $8.00 per Share, for each Share issued upon the exercise of a Warrant.

                         SUMMARY FINANCIAL INFORMATION

     The summary financial information set forth below is derived from the financial statements of the Company appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements and the notes thereto.

INCOME STATEMENT AND OPERATING DATA:


                                            YEAR ENDED SEPTEMBER 30,      NINE MONTHS ENDED JUNE 30,
                                           ---------------------------    --------------------------
                                               1996           1995           1997           1996
                                           -------------   -----------    -----------    -----------
                                                                  (UNAUDITED)
Total revenues...........................   $22,887,000    $17,112,000    $26,156,000    $15,575,000
Operating income.........................       202,000        591,000        552,000        255,000
Net income...............................        40,000        505,000        442,000        237,000
Income (loss) per common and equivalent
  share, primary.........................          (.04)          0.26    $       0.8    $      0.05
Income (loss) per common and equivalent
  share, fully diluted...................          (.04)          0.24    $       0.7    $      0.04


BALANCE SHEET DATA:


                                                          AS OF                   AS OF
                                                        JUNE 30,              SEPTEMBER 30,
                                                          1997                    1996
                                                       -----------            -------------
                                                       (UNAUDITED)
Working capital......................................  $ 1,019,000             $  172,000
Total assets.........................................   11,401,000              7,431,000
Current portion of long-term debt and notes
  payable............................................      488,000                247,000
Long-term debt.......................................      747,000              1,587,000
Stockholders equity..................................  $ 6,736,000             $2,394,000

                                  RISK FACTORS

     Prospective purchasers of the Securities should carefully consider the following risk factors as well as the other information contained in this Prospectus before making an investment in the Securities.

GOVERNMENT REGULATION; POSSIBLE ILLEGALITY OF COMPANY ACTIVITIES

     In doing business with Indian tribes and participating in tribal gaming activities, the Company is subject to various Federal regulations and laws regarding the manner in which business can be transacted. The operation of gaming on Indian lands is subject to the Indian Gaming Regulatory Act of 1988 (the "Gaming Act"), which also established the National Indian Gaming Commission ("NIGC") with the authority to promulgate rules and regulations to enforce certain aspects of the Gaming Act and to protect tribal interests involved in gaming activities. The NIGC has previously given favorable rulings regarding the Company's Integrated Gaming Service Agreements with the tribes and has determined them to be service contracts rather than management contracts, thereby allowing the Company to obtain more favorable terms than would have been permitted had the agreements been determined to be management contracts. See "Risk Factors -- Dependance Upon Tribal Contracts" and "The
Company -- Integrated Gaming Services Agreements."

     On July 10, 1996, the NIGC issued its opinion that the Company's MegaMania game is a Class II rather than a Class III gaming activity. This opinion was of significance because, generally speaking, Class II gaming may be conducted on Indian lands if the state in which the Indian land is located permits such gaming for any purpose by any person. Class III gaming, on the other hand, which includes gaming such as video casino games, slot machines, most table games (e.g., blackjack and craps) and keno, may only be conducted pursuant to a compact reached between the Indian tribe and the state in which the tribe is located. MegaMania was designed and is operated by the Company as a Class II game within the definition of bingo set forth in the Gaming Act, and the Company has relied upon the opinion of the NIGC in operating its MegaMania game.


     On October 16, 1996, the Office of the U.S. Attorney in Tulsa, Oklahoma (the "U.S. Attorney"), orally informed the Company that the U.S. Attorney was conducting an independent investigation to determine whether, in the opinion of the U.S. Attorney, the Company's MegaMania bingo game constituted Class III or Class II gaming as defined in the Gaming Act, and was therefore in violation of the law or not. The Company believes that its MegaMania game meets all of the requirements of a Class II game of bingo and that the NIGC has the regulatory authority to make final and binding determinations on the classification of games. However, in order to resolve any differences between the NIGC and the U.S. Attorney, on April 8, 1997, the Company entered into a Memorandum of Understanding with the NIGC to implement certain changes to its MegaMania game. These changes generally require the bingo card holder to take certain actions in order to daub the card and to indicate a bingo win, and also require the drawing of bingo numbers using a physical ball blower or as a result of some other human activity rather than the use of electronically randomly generated numbers. In addition to the Memorandum of Understanding, the NIGC issued a letter to the Company dated April 9, 1997, concluding that the MegaMania game, if modified in accordance with the Memorandum of Understanding, would conform to the definition of bingo in the Gaming Act and would thus be a Class II game.



     The Company has modified its MegaMania game to meet the terms of the Memorandum of Understanding and on June 9, 1997, submitted the modified version of the MegaMania game to the NIGC for its review and evaluation. Based upon that review and evaluation, on July 23, 1997, the Acting General Counsel of the NIGC informed the Company in a written advisory opinion that the revised MegaMania game constituted Class II gaming and that tribes may play the revised game without risk of enforcement action by the NIGC.



     In entering into the Memorandum of Understanding and implementing the changes to its MegaMania game, the Company believed that any remaining interpretive disagreements with the U.S. Attorney and with the Department of Justice over the Class II status of MegaMania would be resolved. However, the Company has not been advised of this resolution by the U.S. Attorney or any representative of the Department of Justice. Since entering into the Memorandum of Understanding and implementing the changes to the MegaMania game, other U.S. Attorney offices in Oklahoma have informed tribes that such offices consider the Company's MegaMania game to be an illegal Class III gaming activity. The Company is not able to predict whether these offices or any other local offices of the Department of Justice will change their opinion as a result of the July 23, 1997 advisory opinion of the NIGC, which is not binding upon the Department of Justice.



     There can be no assurance that the NIGC, either on its own initiative or as the result of pressure from or cooperation with other agencies such as the Department of Justice, will adhere to the terms of its July 23, 1997 advisory opinion or any of their other opinions previously issued to the Company. There also can be no assurances that the Department of Justice or any local U.S. Attorney's offices will accept any of the opinions or actions of the NIGC regarding the Company's activities, and not seek to challenge the legality of the Company's activities.



     If adverse determinations or actions are taken by the NIGC, the Department of Justice or any local U.S. Attorney's offices, the Company intends to vigorously defend its position that MegaMania is a Class II game. No assurances can be given that the Company will be successful on the merits. If MegaMania is ultimately determined to be Class III gaming, the loss of the MegaMania business would have a material adverse effect upon the Company's financial condition and results of operation.


     There can be no assurance that the NIGC, either on its own initiative or as the result of pressure from or cooperation with other agencies such as the Department of Justice, will not enact additional regulations or reinterpret existing regulations in a manner that would have a material and adverse effect upon the Company, including requiring the Company to restructure its existing contractual arrangements with Indian tribes or requiring changes in the way the Company's games are conducted so that such games are classified as Class II. Any such restructuring of the Company's games has the additional risk that such games will no longer appeal to consumers or be acceptable to the tribes. There can also be no assurance that the Gaming Act or other Federal laws will not be amended, or new legislation or regulations enacted, so as to limit the authority of tribes to self-regulate Class II gaming or to change the definition of Class II gaming.


     Over time, the Company does not believe that the changes to its MegaMania game will materially and adversely affect consumer interest and acceptance of MegaMania, although no assurances to that effect can be given. There is evidence to suggest that players of the unmodified version of the MegaMania game will reduce their level of play until the enhanced interactive requirements of the new version become familiar.


DEVELOPING OPERATING ENVIRONMENT

     The environment in which the Company conducts its business is relatively new and presents significant operating challenges and uncertainties. The Gaming Act was adopted in 1988 and the development of the Federal, State and tribal infrastructure to regulate the proliferation of Indian gaming activities has occurred only since that time. Fundamental issues concerning the scope and intent of the Gaming Act remain unresolved, as do issues relating to the jurisdiction and authority of different Federal, State, local and tribal governments and agencies. The NIGC was not fully operational until February 1993, and prior to that the Bureau of Indian Affairs was responsible for certain functions now performed by the NIGC. As a result, the adoption and implementation of regulations in furtherance of the Gaming Act have moved cautiously and there is a comparative lack of case law or interpretation of such regulations or of the Gaming Act. Moreover, the Company is on the leading edge of the rapid advancement of technological innovation in gaming, and issues relating, for example, to the use of technological aids for the playing of games, and gaming on the Internet are either novel or lack historical precedent sufficient to enable the Company to predict with certainty the outcome of planned actions or the response of regulatory authorities.

TRIBAL REGULATION

     Each Federally recognized Indian tribe has the standing of a sovereign nation. As such, without approval from the tribes, the tribes cannot be sued or otherwise held accountable under any but tribal laws. Each tribe which is a party to the Company's integrated service agreements has waived its sovereign immunity to the Company as it relates to equipment used in the conduct of games or to the revenues of the gaming facility. Although the Company has never experienced any difficulties in this regard, there can be no assurance that a particular tribe will not invoke its sovereign immunities with respect to obligations and/or contracts with the Company which could have the effect of rendering the Company's contracts unenforceable.

     In addition, gaming on Indian lands is generally closely administered by tribal officials. Most tribes have established a regulatory framework to administer the conduct of gaming on Indian lands. These regulations generally include licensing and approval procedures and reporting and audit requirements. Not all constituencies within each Indian tribe view gaming favorably, and changes in officials have in the past, and could in the future, result in a more difficult environment in which to conduct the Company's business at a particular tribe. Moreover, perceptions and attitudes concerning the integrity and morality of gaming are highly sensitive matters with most tribes and seemingly minor or irrelevant matters, including rumor and innuendo about the legality of the Company's activities, can and have been used by competitors and by competing tribal constituencies as a basis for changing or attempting to change existing relationships between tribes and the Company. The Company expects this environment to continue in the future but believes that its sensitivity to these matters, and the personnel and policies it has in place, will enable it to effectively manage the issues that will inevitably arise.

DEPENDANCE UPON TRIBAL CONTRACTS

     Virtually all of the Company's revenues are derived from contracts with Indian tribes. The Company has written agreements with approximately 45 Indian tribes that provide the Company with the exclusive right to conduct bingo operations in their respective Indian lands of which approximately 15 contracts are on a month to month basis. No assurances can be given that any of such contracts will be renewed upon the expiration of their term or that, if renewed, the terms and conditions thereof will be favorable to the Company, nor can any assurances be given that a tribe or tribes will not cancel any of such agreements prior to the expiration of their stated term. A failure to renew such contracts upon terms favorable to the Company or the cancellation of a significant number of such contracts would have a material adverse effect upon the Company's business and results of operations. See "The Company -- Integrated Gaming Services Agreements."

FUTURE FINANCING


     The Company's future business plans are dependent upon its ability to finance its activities on a timely basis, particularly for the purchase and installation of additional MegaMania player stations and related equipment. To date, the Company has financed such activities primarily through the issuance of equity securities and from operations. Uncertainties relating to the legality of MegaMania as a Class II bingo game and to the ability of lenders to secure and enforce rights on Indian lands, have made it more difficult for the Company to locate, and more expensive for the Company to obtain, equipment and lease rental financing from the more traditional sources of such funds. Because of these factors, any additional financing will likely involve the issuance of equity related securities which could result in substantial dilution to the Company's then existing shareholders. Any inability to obtain additional financing when needed could have a material adverse effect on the Company's ability to achieve its planned objectives and any expectations of the market as to the Company's future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources," and "Certain Relationships and Related Transactions."


CUSTOMER DEMAND; COMPETITION

     The Company's product development and marketing activities are based upon the Company's assessment of customer demand for gaming services in establishments in which the Company provides services. Significant changes in customer demand or preference for gaming products in a given geography, including competing gaming and other leisure activities, could have an adverse impact on the Company's business and results of operations. Significant competition to the Company's MegaMania game should be expected based upon the initial popularity of that game.

TECHNOLOGICAL INNOVATION

     The Company believes that an important factor to its future success will include its continued development of new products that appeal to the tastes of consumers and the introduction of such products in a timely manner. Successful product development and introduction depends upon a number of factors, including the identification of products expected to appeal to consumer preferences and the timely completion of design and testing. Importantly, any new or modified gaming products will be designed and operated to meet the requirements of

Class II gaming. The Company expects to continue to solicit the approval of the NIGC that any new or modified gaming products meet the requirements of Class II gaming so the interpretations and policies of the NIGC with respect to the requirements for Class II gaming will also affect the timing and nature of any new products; however, the Company does not always expect to be able to obtain such approval prior to the introduction of new products. As a result of these and other factors, there can be no assurance that the Company will continue to develop and introduce new products in a timely manner that will achieve commercial success.

ACCUMULATED DEFICIT; UNCERTAIN PROFITABILITY


     Although the Company achieved net income of $40,000 in the fiscal year ended September 30, 1996 (as compared to $505,000 in the prior fiscal year), and net income of $442,000 for the nine months ended June 30, 1997 (as compared to $237,000 in the comparable nine month period of the prior year), the Company has incurred an accumulated deficit of $2,236,000 since its inception in August 1991 through June 30, 1997. No assurances can be given that the Company will be able to maintain profitable operations in the future. In addition, such profits, if any, are not expected to be commensurate or proportional with any increases in revenues as the Company expects to continue to experience significant general and administrative expenses associated with addressing the regulatory and other operating uncertainties facing the Company in the developing operating environment in which the Company conducts its business.


PRIZE FULFILLMENT

     The prizes awarded under the Company's bingo games are based upon attaining an assumed level of gross game receipts and statistical assumptions as to the frequency of winners. To date, the Company has not experienced a "game deficit" where prize allocations have exceeded game revenues; however, no assurances can be given that the Company will not experience abnormally high rates of jackpot prize wins in the future.

SIGNIFICANT OUTSTANDING OPTIONS AND WARRANTS


     As of June 30, 1997, there were outstanding immediately exercisable stock options to purchase an aggregate of 193,750 shares of Common Stock at exercise prices ranging from $1.50 to $4.00 per share, immediately exercisable warrants to purchase an aggregate of 248,916 shares of Common Stock at exercise prices ranging from $2.00 to $6.60 per share, and shares of the Company's Series A Preferred Stock that are immediately convertible into 527,210 shares of Common Stock. In addition to the 2,042,143 Warrants offered hereby which become exercisable on November 7, 1997, there were outstanding additional options to purchase 471,250 shares of Common Stock at exercise prices ranging from $1.50 to $5.70 per share that are generally exercisable in equal annual increments over the next four years commencing in October 1997, an option to exchange interests in AGN for up to 412,000 shares of Common Stock at the equivalent of $3.00 per share that becomes exercisable on August 14, 1997, and warrants to purchase 77,000 shares of Common Stock at $10.00 and $11.00 per share that become exercisable in May and June, 1998. To the extent that such options, warrants and Series A Preferred Stock are exercised or converted, significant dilution to the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of such options, warrants and Series A Preferred Stock can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided in such securities.


ABSENCE OF DIVIDENDS

     The Company has never declared or paid any cash dividends on its Common Stock. The Company intends to retain its earnings, if any, to finance the growth and development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS

     At such time as the Warrants become registered under the Securities Act of 1933, as amended (the "Securities Act"), holders of the Warrants will be able to exercise the Warrants only if (i) a current prospectus under the Securities Act relating to the Shares is then in effect and (ii) the Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has agreed to use its best efforts to maintain a current registration covering the Shares, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a registration covering the Shares is not kept current or if the Shares are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Persons holding Warrants who reside in jurisdictions in which the Shares are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants or allow them to expire unexercised.

CONTINUED NASDAQ QUOTATION

     The Company's Common Stock is quoted on the Nasdaq SmallCap Market and the Warrants have been approved for quotation on the Nasdaq SmallCap Market. However, there can be no assurance that the Company will meet the criteria for continued quotation of these securities on Nasdaq. The minimum continued quotation criteria include, among other things, that the Company have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the Common Stock be $1.00 per share; and that the minimum market value of the "public float" (i.e., the shares held by non-insiders) of the Common Stock be at least $1,000,000. If the Company's securities were excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them.

     In the event that the Company is unable to satisfy Nasdaq's continued quotation criteria, trading, if any, in the Company's securities would thereafter be conducted in the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on Nasdaq, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for non-Nasdaq and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The Securities and Exchange Commission (the "Commission") has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years, or (iii) average revenue of at least $6,000,000 for the preceding three (3) years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     If the Company's Common Stock was subject to the regulations on penny stocks, the market liquidity for the Common Stock would be severely and adversely affected by limiting the ability of broker-dealers to sell the Common Stock in the public market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS.

     The Warrants offered hereby are redeemable, in whole or in part, at a price of $.10 per Warrant, at any time after November 7, 1997, in the case of the Class A Warrants, and at any time after February 7, 1999, in the case of the Class B Warrants; provided that (i) prior notice of not less than 30 days is given to the Warrant holders; (ii) the closing bid price of the Company's Common Stock for the twenty (20) consecutive trading days ending not later than seven days prior to the date on which the notice of redemption is given, shall have exceeded 150% of the then exercise price per share of the Warrants; and (iii) Warrant holders shall have the right to exercise the Warrants until the close of the business day preceding the date fixed for redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, or to sell the Warrants at the current market price when they might otherwise wish to hold them, or to accept the redemption price, which may be substantially less than the market value of the Warrants at the time of redemption.

SHARES AVAILABLE FOR FUTURE SALE; SALES BY AFFILIATES


     Of the 4,303,990 shares of Common Stock outstanding at June 30, 1997, 3,221,217 shares are either held by nonaffiliates and are freely traded in the public market or are currently registered under the Securities Act for sale to the public by the holders thereof. The remaining 1,082,773 shares may be deemed "restricted securities" as that term is defined under the Securities Act, and in the future may be sold pursuant to a registration under the Securities Act, in compliance with Rule 144 under the Securities Act, or pursuant to another exemption therefrom. Rule 144 provides that, in general, a person holding restricted securities for a period of one year may, every three months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of the number of shares of the Company's then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitations by a person who is not an affiliate of the Company and was not an affiliate at any time during the 90 day period prior to sale and who has satisfied a two year holding period. Virtually all of such 1,082,773 restricted shares have been held for more than one year and are, therefore, eligible for immediate sale under Rule 144, subject to the volume limitations described above.



     In addition, 527,210 shares of Common Stock are issuable upon conversion of the Series A Preferred Stock and are eligible for resale under Rule 144 without regard to such volume limitations, except as to 416,755 of such shares that are held by affiliates of the Company. The Company has also granted registration rights to the holders of 412,000 shares of Common Stock issuable upon the exercise of the put and call agreement described in Note 3 of the Notes to the Company's September 30, 1996, Consolidated Financial Statements (the "Put and Call Agreement"). The Company has also currently registered 665,000 shares under the Securities Act for sale to the public that are issuable upon the exercise of outstanding stock options. See "Description of Securities -- Shares Eligible for Future Sale".


     In connection with the transactions pursuant to which the Selling Securityholders acquired the Securities offered hereby, virtually all of the Selling Securityholders and each of the officers, directors and certain holders (directly and indirectly) of one percent (1%) or more of the Company's Common Stock agreed with Walsh, Manning not to sell the Securities or any other securities of the Company then held by such persons until June 22, 1998 (or November 22, 1998, in the case of such officers, directors and 1% holders).

AUTHORIZATION OF PREFERRED STOCK


     The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. The Company has designated a class of shares of preferred stock as Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). As of June 30, 1997, there were 109,192 shares of Series A Preferred Stock outstanding, of which 80,175 shares are owned by Gordon T. Graves, the Chairman and Chief Executive Officer of the Company, and his affiliated company, and an aggregate of 5,880 shares are owned by four other officers or directors of the Company. The Series A Preferred Stock has a liquidation preference of $10 per share plus accrued and unpaid dividends and is currently convertible, at the option of the holder, at a rate of five shares of Common Stock for each one share of Series A Preferred Stock. The holders of the Series A Preferred Stock have the right to elect a majority of the Board of Directors in the event the Company is in arrears in the payment of two consecutive quarterly dividend payments. Although the Company has never been in arrears in the payment of two consecutive quarterly dividends, it has historically remained in arrears as to one quarterly dividend payment. The Board of Directors is empowered, without shareholder approval, to make additional issuances of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of additional issuances, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

                           FORWARD LOOKING STATEMENTS

     This Prospectus and the information incorporated herein by reference contains various "forward-looking statements" within the meaning of Federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plans" or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors". Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of any of the Securities by the Selling Securityholders. However, the Company will receive proceeds from the issuance of shares of Common Stock upon the exercise of the Warrants at $8.00 per share. If the Warrants are exercised in full, the Company will receive $16,337,144 of gross proceeds therefrom.

                         MARKET PRICES OF COMMON STOCK

     The Company's Common Stock has been listed on the Nasdaq Small Cap Market under the symbol MGAM since May 15, 1996. Prior to that, the Company's Common Stock was traded on the OTC Bulletin Board and in the over-the-counter market "pink sheets" under the symbol "MGAM". The following table sets forth the range of the quarterly high and low bid prices, as reported by the National Quotation Bureau, Incorporated.

                      CALENDAR QUARTER                         HIGH        LOW
                      ----------------                        ------      -----
First Quarter 1996..........................................    3.625         2.125
Second Quarter 1996.........................................    6.50          3.625
Third Quarter 1996..........................................    5.75          3.625
Fourth Quarter 1996.........................................    5.875         4.88
First Quarter 1997..........................................    6.00          4.47
Second Quarter 1997.........................................   11.875         8.25


     On August 4, 1997, the closing bid price of the Common Stock as reported by Nasdaq was $11.625.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 1997 (unaudited).



Short-term debt, including current portion of long-term
  debt(1)...................................................      488,000
                                                              ===========
Long-term debt(1)...........................................      747,000
Stockholders equity(2):
  Preferred stock, Series A, $.01 par value, 2,000,000
     shares authorized, 109,192 shares issued and
     outstanding............................................        1,000
  Common stock, $.01 par value, 25,000,000 shares
     authorized, 4,337,989 shares issued and 4,303,990
     outstanding............................................       43,000
  Additional paid-in capital................................    9,618,000
  Stockholder notes receivable(3)...........................     (603,000)
  Treasury Stock............................................      (87,000)
  Accumulated deficit.......................................   (2,236,000)
                                                              -----------
  Total stockholders' equity................................    6,736,000
                                                              -----------
Total capitalization........................................  $ 7,483,000
                                                              ===========


---------------

(1) See Note 6 of Notes to September 30, 1996 Consolidated Financial Statements for a description of the terms of the indebtedness to a bank.


(2) Does not include shares of Common Stock reserved for issuance as follows:
    (i) 2,042,143 shares upon the exercise of the Warrants, (ii) 248,916 shares upon the exercise of currently exercisable warrants at prices ranging from $2.00 to $6.60 per share, (iii) 193,750 shares upon the exercise of currently exercisable options granted under the Company's stock option plans, at prices ranging from $1.50 to $4.00 per share, (iv) 471,250 shares upon the exercise of outstanding options granted under the Company's stock option plans at exercise prices ranging from $1.50 to $5.70 per share that are generally exercisable in equal annual increments over four years commencing in October, 1997, (v) 527,210 shares upon the conversion of the Series A Preferred Stock, (vi) 412,000 shares upon the exercise of the Put and Call Agreement, and (vii) 27,000 and 50,000 shares upon the exercise of warrants at an exercise price of $10.00 per share and $11.00 per share, respectively, commencing in May 1998 and June 1988, respectively.



(3) Includes a promissory note of Gordon T. Graves in the principal amount of $583,090, bearing interest at 6% and due on February 28, 2001 (see "Certain Relationships and Related Transactions").

                            SELECTED FINANCIAL DATA

     The selected financial data as of September 30, 1996 and for the years ended September 30, 1996 and 1995, are derived from the financial statements of the Company which have been audited by Coopers & Lybrand L.L.P., independent public accountants, whose report thereon is included elsewhere in this Prospectus along with such financial statements.


     The selected financial data as of June 30, 1997 and for the nine months ended June 30, 1997 and 1996, have been derived from the Company's unaudited financial statements. In the opinion of management, these financial statements have been prepared on the same basis as the Company's audited financial statements and include all adjustments necessary for the fair presentation of the Company's financial position and the results of operations. These interim results are not necessarily indicative of results that can be expected for the year ending September 30, 1997.


     The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company appearing elsewhere in this Prospectus.

INCOME STATEMENT AND OPERATING DATA:


                                         YEAR ENDED SEPTEMBER 30,     NINE MONTHS ENDED JUNE 30,
                                        --------------------------    --------------------------
                                           1996           1995           1997           1996
                                        -----------    -----------    -----------    -----------
                                                                             (UNAUDITED)
Gaming revenue........................  $21,653,000    $14,841,000    $23,633,000    $14,421,000
Total revenues........................   22,887,000     17,112,000     26,156,000     15,575,000
Bingo prizes, hall allotments and
  related
  costs...............................   17,293,000     12,156,000     19,014,000     11,550,000
Total operating costs.................   22,685,000     16,521,000     25,604,000     15,320,000
Operating income......................      202,000        591,000        552,000        255,000
Net income............................       40,000        505,000        442,000        237,000
Income (loss) per common and
  equivalent share, primary...........        (0.04)          0.26           0.08           0.05
Income (loss) per common and
  equivalent share, fully diluted.....  $     (0.04)   $      0.24    $      0.07    $      0.04


BALANCE SHEET DATA:


                                                       AS OF JUNE 30, 1997     AS OF SEPTEMBER 30, 1996
                                                       --------------------    ------------------------
                                                           (UNAUDITED)
Working capital......................................      $ 1,019,000                $  172,000
Total assets.........................................       11,401,000                 7,431,000
Current portion of long-term debt and notes
  payable............................................          488,000                   247,000
Long-term debt.......................................          747,000                 1,587,000
Stockholders equity..................................      $ 6,736,000                $2,394,000

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

BUSINESS OVERVIEW

     The Company was organized to develop, promote and produce lawful gaming activities over the information highway, including but not limited to, satellites, television, telephone and the Internet. The Company provides satellite linked, high stakes bingo games and interactive high speed bingo games played on interconnected electronic player stations to participating bingo halls owned primarily by American Indian tribes located throughout the United States. The Company also provides proxy play services for its MegaBingo and MegaCash games to bingo players located off Indian lands through a subsidiary's 49% interest in American Gaming Network L.L.C. ("AGN").

     Prior to August 1995, the Company's principal business was to furnish the marketing and other operating services required in the conduct of high stakes bingo games conducted under the names MegaBingo, MegaCash and MegaBingo Lite (the "MegaBingo Games"). MegaBingo and MegaCash are played simultaneously using a closed-circuit television satellite link at 45 independently owned bingo halls located in 14 states throughout the United States, operated primarily on behalf of American Indian tribes. MegaBingo Lite provides smaller prizes to similarly linked Indian bingo halls and is presently delivered to 10 bingo halls located in the State of Oklahoma.

     In August 1995, the Company introduced MegaMania, an interactive high-speed bingo game developed by the Company that is played on electronic player stations interconnected among participating Indian bingo halls. Significant revenue generation for MegaMania did not begin until March 1996. As of May 8, 1997, MegaMania is played at 36 independently owned American Indian bingo halls located in 8 different states, primarily Oklahoma.

RESULTS OF OPERATIONS


  The Nine Months Ended June 30, 1997 and 1996:



     The Company's total operating revenues were $26,156,000 and $15,575,000 for the nine months ended June 30, 1997 and 1996 respectively, or an increase of $10,582,000 for the current period. The increase was primarily a result of an increase in gaming revenue of $9,211,000, an increase of $1,168,000 in electronic player station sales, and an increase in electronic player station lease revenue of $1,077,000, partially offset by a decrease in the sale of intellectual property of $500,000 and a decrease in other income of $376,000. The increase in gaming revenue for the current period was driven by increased MegaMania gaming revenues from newly-installed electronic player stations, partially offset by MegaBingo revenue decreases. The Company averaged approximately 871 electronic player stations in operation during the nine months ended June 30, 1997, compared to an average of approximately 279 during the same nine months of 1996.



     Bingo prizes and commissions were $6,767,000 and $7,310,000 for the nine months ended June 30, 1997 and 1996 respectively, or a decrease of $543,000. The decrease resulted from decreased MegaBingo revenue during the period.



     Allotments to hall operators were $12,247,000 and $4,240,000 for the nine months ended June 30, 1997 and 1996 respectively. The increase of $8,007,000 resulted from the increase in MegaMania revenues.



     Costs of electronic player stations sold were $829,000 and $55,000 for the nine months ended June 30, 1997 and 1996, respectively or an increase of $774,000. The increase was due to increased sales of electronic player stations.



     Salaries and wages were $1,519,000 and $1,171,000 for the nine months ended June 30, 1997 and 1996 respectively, or an increase of $348,000. The increase was due to additional staff needed for the increased MegaMania operations.



     Selling, general and administrative expenses were $3,227,000 and $2,190,000 for the nine months ending June 30, 1997 and 1996, respectively, or an increase of $1,037,000. The increase is primarily due to an increase in business meals and travel of approximately $109,000, an increase in legal and professional fees of approximately $173,000, primarily as a result of increased legal and regulatory activity and an increase in telephone expenses of approximately $864,000 related primarily to increased MegaMania activity partially offset by a decrease in contract labor of $74,000 and a decrease in other MegaBingo related costs of $35,000.



     Amortization and depreciation was $1,015,000 and $354,000 for the nine months ending June 30, 1997 and 1996 respectively, or an increase of $661,000. The increase resulted primarily from the acquisition of additional MegaMania electronic player stations leased to independently owned Indian bingo halls and computer software costs capitalized during 1996.


  Fiscal Year Ended September 30, 1996 vs. September 30, 1995

     An analysis of the Company's revenues and direct gaming expenses were as follows for the years ended September 30, 1996 and 1995.

                                                                 1996           1995
                                                              -----------    -----------
MegaBingo, MegaCash and MegaBingo Lite:
  Gross Revenues............................................  $15,579,000    $16,123,000(1)
  Prizes and Related Costs..................................   (9,697,000)    (9,706,000)(1)
  Allotments to Hall Operators..............................   (3,188,000)    (3,200,000)(1)
                                                              -----------    -----------
          Net MegaBingo Margin..............................  $ 2,694,000    $ 3,217,000
                                                              ===========    ===========
MegaMania:
  Gaming Revenue, Net of Prizes(2)..........................  $ 6,074,000    $   106,000
  Allotments to Hall Operators..............................   (4,408,000)       (75,000)
                                                              -----------    -----------
          Net MegaMania Margin..............................  $ 1,666,000    $    31,000
                                                              ===========    ===========

---------------

(1) Not presented consistent with the service fee accounting used in the financial statements prior to December 22, 1994. See Note 1 of Notes to Consolidated Financial Statements.

(2) MegaMania gross revenues and prizes are netted for financial statement presentation purposes.

     The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto. See "Index to Financial Statements."

     Revenues -- Total revenues for fiscal year 1996 were $22.9 million as compared to $17.1 million in 1995, a 33.7% increase. The increase is due to a 39.6% increase in gaming revenues over 1995, primarily as a result of the Company's new MegaMania game which generated revenues of $6.1 million during 1996 as compared to $.1 million in 1995. MegaBingo revenues decreased $.5 million in 1996 as compared to 1995, after eliminating the netting effects of the service fee accounting used in 1995. The decrease in MegaBingo revenues is the net of (i) $1.0 million generated by the MegaBingo Lite network in 1996,
(ii) the Company not conducting the one-time MegaMega game in 1996 as it did in 1995, (iii) player headcount being down at most bingo facilities across the country, and (iv) several bingo halls electing not to continue playing the MegaBingo game during 1996.

     The Company expects MegaMania revenues to continue to increase over the coming year. MegaBingo revenues, however, may continue to decrease as the result of decreased MegaBingo play at the facilities of a major network tribe subsequent to year end.

     Non-gaming revenues during 1996 were $1.2 million, or $.4 million less than in 1995. The primary reason for the decrease was the discontinuance of the Company's business relationship with Graff which resulted in $.95 million in revenues in 1995 and only $.2 million up to the termination of the relationship in January 1996. The decrease in other revenues related to Graff was offset by $.5 million in software license revenues attributable to the license of the MegaBingo software for use in Canada and China to AI Software during 1996.

     Bingo Prizes and Related Costs -- Bingo prizes and related costs increased $.7 million or 7.4% during 1996 as compared to 1995; however, after eliminating the netting effects of the service fee accounting in 1995 and the $.5 million in additional prizes related to the MegaBingo Lite network, such costs were actually $.6 million lower in 1996 as compared to 1995. The decrease in these costs is not commensurate with the decrease in revenues for MegaBingo discussed above because most of the prizes offered on the MegaBingo network are fixed in amount and are not sensitive to the volume of cards sold in a particular bingo session. Jackpot prize costs, which are insured, were consistent in their relation to MegaBingo revenues from 1996 to 1995. MegaMania revenues are recorded net of prize costs; therefore, MegaMania prizes have no effect on Bingo Prizes and Related Costs.

     Allotments to Hall Operators -- Allotments to hall operators consist of the halls' share of the gaming income after prizes and allocable prize costs. Allotments to hall operators increased 142.7% to $7.6 million in 1996, as compared to $3.1 million in 1995. After eliminating the netting effects of the service fee accounting in 1995 and the $.2 million in hall commissions paid on the MegaBingo Lite network, such allotments to hall operators increased $4.1 million during 1996 as compared to 1995. The primary reason for the increase is hall commissions related to MegaMania which were $4.4 million in 1996. The decrease in hall commissions related to MegaBingo is caused by the decrease in MegaBingo revenues discussed above.

     Salaries and wages -- Salaries and wages increased $.3 million, or 18.3% during 1996 as compared to 1995; however, most of the increase came in the fourth quarter of 1996 and relates to additional personnel hired to assist in the installation, training and maintenance related to the MegaMania network.

     Selling, General and Administrative Expenses -- Selling, general and administrative expenses increased $.7 million, or 27.5% during 1996 as compared to 1995. The increase relates primarily to MegaMania telecommunications, operational, training and support costs. Additionally, travel costs related to the sales, installation and maintenance efforts for MegaMania contributed to the increase.

     Amortization and Depreciation -- Amortization and depreciation increased $.3 million, or 111.6% during 1996 as compared to 1995. The increase results from MegaMania electronic player station and software programming costs capitalized during 1996. The Company made $1.8 million in capital additions during 1996.

     Interest Expense -- Interest expense increased $.1 million to $.2 million in 1996, primarily as a result of interest expense recognized on the Bridge Debt related to financing costs and the value of warrants attached to the Bridge Debt.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1996, the Company had unrestricted cash and cash equivalents of $1.5 million, only a slight decrease from September 30, 1995. During the year ended September 30, 1996, $.3 million of cash was used in operations versus $.7 million provided by operations in 1995. The change is primarily due to decreased net income and cash used to build inventories, partially offset by an increase in amortization and depreciation. The Company added $1.8 million to fixed assets, consisting primarily of software development for MegaMania and hardware for MegaMania player stations and game operation. Financing activities which funded the investing activities consisted of a private placement of stock consummated in February-March 1996 which generated $1.0 million in proceeds and a Bridge Debt placement in August 1996 which generated $.8 million in gross proceeds. In connection with the Bridge Debt, the Company issued 533,310 warrants to purchase common stock at $8.00 per warrant, including 173,310 warrants issued to the placement agent in the transaction. Upon completion of the November placement described below, the terms of the Bridge Debt warrants were amended to be identical to those issued in the November placement, including redemption provisions. Additional debt was incurred to help finance the acquisition of MegaMania player stations of approximately $.2 million which is due over the next two to three years. Working capital at September 30, 1996 was $.2 million.

     In November 1996, the Company completed a $3.4 million private placement of its common stock wherein purchasers acquired for $3.00, one share of common stock and a five-year warrant to acquire another share of common stock for $8.00. In the November placement, 1.2 million shares were sold and 1.5 million warrants were issued, including 350,000 warrants issued to the placement agent in the transaction. The warrants are redeemable by the Company for $.10 if and when the Company's common stock price is greater than $12.00 for 20 consecutive trading days.

     The November placement generated net cash proceeds of approximately $2.1 million in addition to repaying the outstanding Bridge Debt of $.8 million. The proceeds of the November placement will be used by the Company to expand its MegaMania network through the purchase and installation of additional MegaMania player stations and related equipment. The proforma effects of the November placement are reflected on the consolidated balance sheet under the columnar heading "proforma."

     At June 30, 1997, the Company had $856,000 in unrestricted cash and cash equivalents, a decrease of $652,000 from September 30, 1996. During the nine month period ended June 30, 1997, the Company had negative cash flow from operations of $520,000 versus positive cash flow of $62,000 in the same period of the prior year. The primary components of cash flows from operations in the current nine month period include an increase in accounts and notes receivable of $2,185,000, primarily offset by amortization and depreciation of $1,015,000 and an increase in accounts payable and accrued expenses of $279,000. The Company used $2,719,000 for investing activities, primarily related to capital expenditures for MegaMania electronic player stations. The capital expenditures were funded by increasing long term debt and with the proceeds of a private offering of the Company's common stock in November 1996 which generated net proceeds after offering costs, of $2,027,000. As a result, at June 30, 1997, the Company had positive working capital of $1,019,000.


     The Company believes that its current operations can be sustained from cash from operations. However, the purchase and installation of additional electronic player stations to expand the Company's MegaMania operations will require funding from external sources. Such funding is expected to be obtained from proceeds from the sale of equipment subject to leases and the issuance of additional equity. No assurances can be given that the Company will be able to obtain such funding on a timely basis or upon terms satisfactory to the Company.


     On June 30, 1997, Graves Properties, Ltd., a limited partnership controlled by Gordon T. Graves, the Company's Chairman and Chief Executive Officer, agreed to loan $437,344 to Equipment Purchasing L.L.C. ("EPLLC"), an entity owned and controlled by Mr. Graves which was formed to purchase MegaMania play equipment from the Company. The Company sold 112 MegaMania electronic player stations to EPLLC for a promissory note of $437,344 due August 15, 1997, bearing interest at 6.0% and a promissory note of $200,000 due June 30, 1999, bearing interest at 14%. The notes are collateralized by the underlying equipment. The equipment is subject to a rental agreement with an Indian tribe and, accordingly, the rental payments have been assigned to EPLLC. As an inducement to consummate the sale, the Company issued to EPLLC 50,000 warrants to acquire common stock at $11.00 per share. The warrants will become exercisable one year after the date of issue and expire five years after the date of issue. The warrants are redeemable by the Company at $.10 per share if the closing price of the common stock for 20 consecutive trading days has been at least 150% of the effective exercise price. The estimated fair market value of these warrants is $3,750. Concurrent with the sale of the equipment, the Company also entered into a management agreement with EPLLC for a term of two years whereby the Company is responsible for (1) proposing, establishing and modifying the MegaMania game procedures and the related game accounting procedures; (2) supervising and administering the rental agreement with the Indian tribe; (3) using its best efforts to re-lease the purchased equipment to other parties if the present rental agreement is terminated; (4) collecting all rents due under the rental agreement; (5) performing all necessary repairs and maintenance, but not bear any risk of loss or damage; (6) conducting necessary marketing; (7) maintaining insurance; and
(8) paying all sales and use taxes and performing other administrative functions. As compensation for these services, the Company will receive $10.00 per electronic player station as a re-leasing fee and $10.00 per electronic player station per month as a management fee. The Company has the option to repurchase the equipment at its then fair market value after EPLLC has received total rental income equal to the original purchase price plus a 20% internal rate of return.



     On October 16, 1996, the Office of the U.S. Attorney in Tulsa, Oklahoma (the "U.S. Attorney"), orally informed the Company that the U.S. Attorney was conducting an independent investigation to determine whether, in the opinion of the U.S. Attorney, the Company's MegaMania bingo game constituted Class III or Class II gaming as defined in the Gaming Act, and was therefore in violation of the law or not. The Company believes that its MegaMania game meets all of the requirements of a Class II game of bingo and that the NIGC has the regulatory authority to make final and binding determinations on the classification of games. However, in order to resolve any differences between the NIGC and the U.S. Attorney, on April 8, 1997, the Company entered into a Memorandum of Understanding with the NIGC to implement certain changes to its MegaMania game. These changes generally require the bingo card holder to take certain actions in order to daub the card and to indicate a bingo win, and also require the drawing of bingo numbers using a physical ball blower or as a result of some other human activity rather than the use of electronically randomly generated numbers. In addition to the Memorandum of Understanding, the NIGC issued a letter to the Company dated April 9, 1997, concluding that the MegaMania game, if modified in accordance with the Memorandum of Understanding, would conform to the definition of bingo in the Gaming Act and would thus be a Class II game.

     The Company has modified its MegaMania game to meet the terms of the Memorandum of Understanding and on June 9, 1997, submitted the modified version of the MegaMania game to the NIGC for its review and evaluation. Based upon that review and evaluation, on July 23, 1997, the Acting General Counsel of the NIGC informed the Company in a written advisory opinion that the revised MegaMania game constituted Class II gaming and that tribes may play the revised game without risk of enforcement action by the NIGC.



     In entering into the Memorandum of Understanding and implementing the changes to its MegaMania game, the Company believed that any remaining interpretive disagreements with the U.S. Attorney and with the Department of Justice over the Class II status of MegaMania would be resolved. However, the Company has not been advised of this resolution by the U.S. Attorney or any representative of the Department of Justice.



     Since entering into the Memorandum of Understanding and implementing the changes to the MegaMania game, other U.S. Attorney offices in Oklahoma have informed tribes that such offices consider the Company's MegaMania game to be an illegal Class III gaming activity. The Company is not able to predict whether these offices or any other local offices of the Department of Justice will change their opinion as a result of the July 23, 1997 advisory opinion of the NIGC, which is not binding upon the Department of Justice.



     There can be no assurance that the NIGC, either on its own initiative or as the result of pressure from or in cooperation with other agencies such as the Department of Justice, will adhere to the terms of its July 23, 1997, Advisory Opinion or any of their other opinions issued to the Company. There also can be no assurances that the Department of Justice or any local U.S. Attorney's offices will accept any of the opinions or actions of the NIGC regarding the Company's activities, and not seek to challenge the legality of the Company's activities.



     If adverse determinations or actions are taken by the NIGC, the Department of Justice or any local U.S. Attorney's offices, the Company intends to vigorously defend its position that MegaMania is a Class II game. No assurances can be given that the Company will be successful on the merits. If MegaMania is ultimately determined to be Class III gaming, the loss of the MegaMania business would have a material adverse effect upon the Company's financial condition and results of operation.



     There can be no assurance that the NIGC, either on its own initiative or as the result of pressure from or in cooperation with other agencies such as the Department of Justice, will not enact additional regulations or reinterpret existing regulations in a manner that would have a material and adverse effect upon the Company, including requiring the Company to restructure its existing contractual arrangements with Indian tribes or requiring changes in the way the Company's games are conducted so that such games are classified as Class II. Any such restructuring of the Company's games has the additional risk that such games will no longer appeal to consumers or be acceptable to the tribes. There can also be no assurance that the Gaming Act or other Federal laws will not be amended, or new legislation enacted, so as to limit the authority of tribes to self-regulate Class II gaming or to change the definition of Class II gaming.



     Over time, the Company does not believe that the planned changes to its MegaMania game will materially and adversely affect consumer interest and acceptance of MegaMania, although no assurances to that effect can be given. There is evidence to suggest that players of the unmodified version of the MegaMania game will reduce their level of play until the enhanced interactive requirements of the new version become familiar.


INFLATION AND OTHER COST FACTORS

     The Company's operations have not been, nor are they expected to be, materially affected by inflation. However, the Company's operational expansion is affected by the cost of hardware components, which are not considered to be inflation sensitive, but rather sensitive to changes in technology and competition in the hardware markets. In addition, the Company expects it will continue to incur increased legal and other similar costs associated with compliance with regulatory requirements and the uncertainties present in the operating environment in which the Company conducts its business.

ACCOUNTING PRONOUNCEMENTS

     See Note 1 of the Notes to Consolidated Financial Statements regarding newly issued accounting pronouncements.

                                  THE COMPANY

GENERAL

     The Company provides satellite linked, high stakes bingo games and interactive high speed bingo games played on interconnected electronic player stations to participating bingo halls owned primarily by American Indian tribes located throughout the United States. The Company also provides proxy play services to bingo players located off Indian lands through its 49% interest in American Gaming Network, L.L.C.

     Prior to August 1995, the Company's principal business was to conduct high stakes bingo games conducted under the names MegaBingo, MegaCash and MegaBingo Lite. MegaBingo and MegaCash are played simultaneously at multiple bingo halls using a closed-circuit television satellite link, thereby allowing a greater number of players to compete against one another for generally larger prizes than could be offered by bingo halls acting alone. The participating bingo halls are owned and operated on behalf of American Indian tribes and are located in the States of Arizona, California, Kansas, Minnesota, New Mexico, Oklahoma and South Dakota, among others. MegaBingo Lite provides smaller prizes to similarly linked Indian bingo halls and is presently delivered to bingo halls primarily located in the State of Oklahoma. The Company believes that its MegaBingo, MegaCash and MegaBingo Lite games are the only regularly scheduled multi-hall, high stakes bingo games in the United States.

     In August 1995, the Company introduced MegaMania, a high-speed bingo game developed by the Company that allows customers to purchase bingo cards and to play bingo on an interactive electronic player station that requires rapid decisions and presents game results in a fast-action color video format featuring graphics and animation accompanied by sound. The stations are interconnected with other stations at participating bingo halls through the Company's computer network, thereby allowing players to compete against one another to win a common pooled prize.

     The Company's gaming revenues emanate from the proceeds of bingo card sales, with profits derived from revenues remaining after payment of prizes, bingo hall commissions and operating expenses. The Company also derives other revenues from the sale and lease of MegaMania player stations and related equipment.

     AGN accepts orders and purchases bingo cards at on-reservation Indian bingo halls and plays those cards at the bingo halls on behalf of proxy play participants. To date, revenues from proxy play bingo have been insignificant.

     MegaBingo(R), MegaCash(R), MegaBingo Lite(TM) and MegaMania(TM) are registered trademarks and tradenames of the Company, and all references thereto in this Prospectus shall be deemed to include the applicable tradename or trademark designation.

     Multimedia Games, Inc. was incorporated under the laws of the State of Texas on August 30, 1991. Unless the context otherwise requires, the term "Company" includes Multimedia Games, Inc., and its subsidiaries -- TV Games, Inc., MegaBingo, Inc., and Multimedia Creative Services, Inc., as well as the activities conducted by the Company through its 49% interest in AGN. The Company's executive offices are located at 7335 South Lewis Avenue, Suite 204, Tulsa, Oklahoma 74136, and its telephone number is (918) 494-0576.

CURRENT GAMES

     The MegaBingo, MegaCash and MegaBingo Lite games are telecast live to television monitors at each participating bingo hall by means of a closed-circuit, television satellite network which, except for the satellite, is designed, owned and operated by the Company. The Company's broadcast studio is currently located at the Cheyenne-Arapaho Lucky Star gaming facility which is approximately 20 miles west of Oklahoma City in Concho, Oklahoma. The studio houses the equipment needed to produce and televise the game drawings and verify winning cards, including television production equipment and satellite up-link equipment. The Company's central game computers and communications equipment are located in the Company's principal offices in Tulsa, Oklahoma. MegaBingo and MegaCash game drawings are conducted in the Cheyenne-Arapaho facility and MegaBingo Lite drawings are conducted in the broadcast studio. MegaBingo, MegaCash and MegaBingo Lite games are approximately 12 minutes in duration and represent only a limited percentage of the total number of bingo games conducted by each participating bingo hall operator during any given bingo session.

     The MegaBingo, MegaCash and MegaBingo Lite games allow customers to enter a participating bingo hall and purchase a bingo card for a game that will be played at a future designated time. Prize money emanates from the proceeds of bingo card sales, with profits to the Company derived from revenues from bingo card sales remaining after prizes, bingo hall commissions and operating expenses are paid. The Company believes that its MegaBingo, MegaCash and MegaBingo Lite games are the only regularly scheduled multi-hall, high stakes bingo games in the United States.

     In the MegaBingo game, which is conducted on the Company's satellite gaming network seven nights per week, a player pays either $3 for a single bingo game face card or $5 for a bingo game card consisting of three separate game faces. When a player covers a card after 50 balls or fewer are drawn and calls bingo, and the winning card is verified, the player is given the chance to win a jackpot prize of up to $1,000,000 (paid $100,000 in cash and the remainder in the form of a 24-year annuity) by spinning the MegaBingo wheel. If there is no winner after 50 balls or fewer are drawn, the game continues until a player calls bingo. Once that player's card is verified, the player will receive a consolation prize of $2,500 if a $3 card was played, or $5,000 if a $5 card was played, as well as certain lesser prizes. MegaBingo Lite is similar to MegaBingo, but involves fewer halls and smaller prizes (e.g., jackpot prizes of $25,000). In the MegaCash game, which is conducted on the Company's network each Saturday and Sunday in matinee sessions, the player pays either $2 or $5 for the same single bingo game face card, which carries a jackpot of, respectively, $100,000 or, by spinning the MegaBingo wheel, up to $1,000,000. If there is no MegaCash winner after 50 balls or fewer are drawn, the game continues until bingo is called and a consolation winner is determined. Consolation prizes are $2,500 for a $2 card, or $5,000 for a $5 card, as well as certain lesser prizes. Typically, 13 games of MegaBingo and two of MegaCash are played each week.


     MegaMania utilizes electronic player stations that are interconnected via the Company's computer network throughout participating bingo halls. The Company has designed MegaMania such that it requires sound strategic decisions to be made rapidly and repeatedly by players in order to maximize prize payout; presents game results in a fast-action color video presentation featuring state-of-the-art graphics and animation accompanied by sound; pays back approximately 85% of the total amount wagered in prizes to players; pits players against one another to win a common pooled prize in accordance with the rules of Class II bingo; costs only a quarter per card, per cycle; pays out a prize of $25 to $150+ for every completed game (which is about 90 seconds duration); and pays out other progressive jackpot prizes based on winning within a specified number of bingo balls drawn. As of June 30, 1997, 41 halls had approximately 1,230 electronic player stations playing MegaMania.



     On April 8, 1997, the Company entered into a Memorandum of Understanding with the NIGC to implement certain changes to its MegaMania game. These changes generally require the bingo card holder to take certain actions in order to daub the card and to indicate a bingo win and to require the drawing of bingo numbers using a physical ball blower or as a result of some other human activity rather than the use of electronically randomly generated numbers. These changes have been implemented and the new version of the MegaMania game is currently in operation. See "Risk Factors -- Government Regulation; Possible Illegality of Company Activities."


     AGN offers proxy play services of the MegaBingo game to off-reservation participants. AGN accepts orders and purchases bingo cards at on-reservation Indian bingo halls and plays those cards at the bingo halls on behalf of proxy play participants. To date, revenues from proxy play services have been insignificant.

INTEGRATED GAMING SERVICES AGREEMENTS ("IGS AGREEMENTS")

     Virtually all of the Company's revenues are derived from contracts with Indian tribes. The Company's contract with each bingo hall operator is typically for five years, and provides for a variety of integrated, multi-hall games on an exclusive basis. Participation in the network not only generates additional profit for the bingo hall, but also allows the bingo hall operators to advertise jackpot prizes well in excess of those offered by other bingo halls where the Company's games are not played, thus providing participating halls a competitive advantage.

     The Company has IGS Agreements with approximately 47 Indian tribes, of which approximately one-third have unexpired terms of approximately three years and one-third have unexpired terms of approximately two years. The remaining contracts are currently under negotiation and are being continued on a month to month basis.

     In order to provide protection against the risk that prizes awarded to players in the MegaBingo and MegaCash games might exceed game revenues, the terms of the IGS Agreements with the various hall operators that conduct MegaBingo and MegaCash (the "MegaBingo Operators"), provide that a fixed percentage of gross game receipts from those games (the "MegaBingo Prize Allocation") is deposited in a prize allocation account from which prizes, prize fulfillment fees and bank fees are paid ("MegaBingo Prize Allocation Costs"). The MegaBingo Operator and the Company are each entitled to a fee (the "MegaBingo Fee") which approximates 15% of gross game receipts increased by its share of cumulative game surplus and decreased, in the case of the Company, by 100% of all game deficits. A surplus (or deficit) exists to the extent that the MegaBingo Prize Allocation exceeds (or is exceeded by) the MegaBingo Prize Allocation Costs.

     Under the terms of the IGS Agreements, specified initial portions of the MegaBingo Fee are deposited in separate prize reserve accounts for the MegaBingo Operators from which loans may be made to the prize allocation account in the event of a game deficit. However, during the past five years there has never been a game deficit and no loans have ever been made. Such loans from the MegaBingo Operators' prize reserve accounts would be liabilities of the Company and would have to be repaid when there are sufficient funds in the prize allocation account available for such purpose. Each MegaBingo Operator is entitled to the return of its prize reserve funds upon termination of its IGS Agreement. In addition, those parties who have completed their prize reserve funding obligations are entitled to receive formula-determined refunds of their respective prize reserve funds from time to time to the extent it is determined that such funds are not required to assure the payment of MegaBingo Prize Allocation Costs.

     Under the IGS Agreements, the Company may procure such technical, marketing and other support as it determines to operate the games, and is obligated to obtain any licenses and approvals required for the operation of the games, to provide errors and omissions insurance coverage against the possibility of duplication of prize liabilities, and to guarantee the payment of prizes won in the games by letters of credit, performance bonds, insurance or other guarantees.

     The IGS Agreements obligate the tribes to provide space to operate the games and to provide such advertising and promotion as they determine to be beneficial. The parties to the IGS Agreements have also constituted audit, legal, marketing and operations committees which provide oversight for the games and exercise specific approval functions mandated by the IGS Agreements.

     MegaMania electronic player stations are placed in participating halls pursuant to an addendum to the IGS Agreements (the "IGS Addendums") or other contractual arrangements satisfactory to the Company. Pursuant to the IGS Addendums, the tribes typically purchase the MegaMania equipment from the Company by allocating to the Company a portion of the tribes' share of MegaMania game revenues until the agreed purchase price of the stations have been paid. In some instances, the Company has leased the stations to the tribes at rentals related to MegaMania game revenues.

PRIZE FULFILLMENT

     The MegaBingo and MegaCash games are designed assuming a certain minimum level of gross game receipts, with MegaBingo Prize Allocation Costs averaged over long periods of time expected to be less than the MegaBingo Prize Allocation. In order to reduce the need for prize reserve account funds and to further reduce exposure to game deficits during periods of abnormally high rates of jackpot prize wins, the Company is party to an agreement (the "Risk Assumption Agreement") with SCA Promotions, Inc. ("SCA"), which specializes in prize fulfillment services, to pay jackpot prizes won during the term of the agreement. SCA owns warrants to purchase 45,682 shares of the Company's Common Stock at $2.00 per share and holds 62,815 shares of Common Stock acquired in April 1997 upon the conversion of 12,563 shares of Series A Preferred Stock.

     For an administrative fee (based on a fixed percentage of gross game sales receipts) and prize fulfillment fees (based on a varying percentage of gross game sales receipts) paid to SCA with funds from the MegaBingo Prize Allocation, the Company receives an amount equal to the present value of the jackpot prize payments less a deductible of $13,000. The Company also advances the first $37,000 of SCA's liability for each prize pay-off, which is subsequently deducted from fees due SCA. These prize fulfillment funds are then utilized to satisfy the obligation to the jackpot prize winner through a lump-sum cash payment or the purchase of an annuity.

     SCA may cease its prize fulfillment responsibilities if its total cumulative prize payouts exceed its fees earned under the contract by $2,500,000. SCA is required at all times to maintain not less than $500,000 of prize fulfillment resources in the form of a performance bond or other mutually acceptable escrow arrangement. The Risk Assumption Agreement expires on August 31, 1998.

GAMING EQUIPMENT

     In support of its MegaBingo, MegaCash and MegaBingo Lite games, the Company utilizes, among other things, television production equipment, satellite transmission and reception equipment, computer hardware and software, conference calling equipment and specially printed ticket stocks typically imprinted with the game's logo. The Company has contracted with a vendor for satellite time to transmit the aforementioned games. With the exception of the computer software, which is custom developed by or on behalf of the Company, all other gaming equipment and supplies required for the operation of the aforementioned games are typically available off-the-shelf from a number of vendors. Under the IGS Agreements, any satellite dishes and monitoring equipment then dedicated for use thereunder revert to the bingo halls upon the expiration of such arrangements.

     MegaMania electronic player stations consists primarily of electronic equipment and computer hardware. With the exception of the computer software, which is custom developed by or for the Company and is the property of the Company (either outright or through licensing or joint venture arrangements with others), substantially all of the electronic equipment and computer hardware is available from a number of vendors, although significant lead times exist with respect to certain components.

MARKETING, ADVERTISING AND PROMOTION

     The Company arranges national and local news coverage of the Company's games and currently provides press releases to local newspapers regarding recent jackpot wins as well as the introduction of the Company's games at new network halls. In addition, the Company uses a variety of focused advertising and promotion, including direct mailings in localities near network halls advertising the availability of the Company's games, discount coupons for new players and the purchase of advertising space in specialized bingo newsletters. The Company's games typically are prominently featured in the participating halls' program materials, such as calendars and flyers, and on outdoor billboards near certain participating halls.

SERVICE MARKS AND PATENTS

     The Company owns registered service marks for "MegaBingo(R)" and "MegaCash(R)". The Company also utilizes the trademarks "MegaBingo Lite(TM)" in connection with its special game introduced in a limited number of halls, and "TV MegaBingo(TM)" in connection with its televised game and "MegaMania(TM)" in connection with its game played on electronic player stations. The Company relies on trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position. However, there can be no assurance that, insofar as the Company relies on trade secrets and unpatented know-how, others will not independently develop similar technology or that secrecy will not be breached.

COMPETITION

     The Company believes that it competes with virtually all other forms of gaming, such as lotto, table games, sports betting and pari-mutuel wagering, as well as other bingo operations, conducted both on and off Indian lands in the United States. The intensity of such competition depends upon several factors, including the nature and accessability of the gaming activity and the demographics of the players' population. Most all of the Company's competitors have substantially greater financial and personnel resources than the Company.

     The Company believes that its MegaBingo, MegaCash and MegaBingo Lite are the only multi-hall, high stakes bingo games currently available on or off Indian lands in the United States. At present, the Company is not aware of any Class II bingo game similar in operation to MegaMania; however, given the initial success and popularity of that game, the Company anticipates competition to MegaMania in the future.

EMPLOYEES


     As of June 30, 1997, the Company had 95 full-time and part-time employees, consisting of 17 engaged in field operations, 20 in computer operations relating to bingo activities, nine in accounting functions, four in sales and marketing activities, 18 in other general administrative and executive functions and 27 full-time and part-time bingo hall employees. The Company does not have a collective bargaining agreement with any of its employees and considers its relationship with its current employees to be good. In addition, approximately 30 individuals were employed by tribes to operate the Company's games in their respective halls all of whom are reimbursed by the Company.


GOVERNMENTAL REGULATION

     General. The operation of gaming on Indian reservations is subject to the Indian Gaming Regulatory Act of 1988 (25 U.S.C. sec.sec.2701, et seq.) (the "Gaming Act" or "IGRA"), which created the National Indian Gaming Commission (the "NIGC") to promulgate regulations to enforce certain aspects of IGRA. The NIGC became fully operational in February 1993, prior to which the Bureau of Indian Affairs was responsible for certain functions of the NIGC in accordance with guidelines formulated by the Assistant Secretary of the Interior for Indian Affairs. Shortly after IGRA was enacted, the Federal Communications Commission ("FCC") and the United States Postal Service amended their regulations to allow the use of television, telephone and the United States mail for certain purposes in regard to Indian gaming, as long as the gaming was in compliance with IGRA. On questions of compliance, the FCC defers to the NIGC. Due to the relatively recent adoption of the foregoing provisions, it is anticipated that statutes and regulations may be amended in the future to correct initial deficiencies or to respond to changes in the gaming industry. Management of the Company believes that it is not in violation of any regulations or laws, but there is a risk that the regulations or laws may change, or that new interpretations may be given to existing laws and regulations, which may restrict or prohibit the games currently operated and planned by the Company. See "Risk Factors -- Governmental Regulation; Possible Illegality of Company Activities."

     Indian Gaming. IGRA classifies games that may be played on Indian land into three categories. Class I gaming includes traditional Indian social and ceremonial games and is regulated only by the tribes. Class II gaming includes bingo, pull-tabs, lotto, punch boards, tip jars, instant bingo, certain card games played under limited circumstances and other games similar to bingo if those games are played at the same location where bingo is played. Class III gaming consists of all forms of gaming that are not Class I or Class II, such as video casino games, slot machines, most table games and keno.

     IGRA provides that Indian tribes may engage in Class II gaming, including the conduct of high-stakes bingo games, if (i) the state in which the Indian reservation is located permits such gaming for any purpose by any person, (ii) the gaming is not otherwise specifically prohibited on the Indian reservation by Federal law, (iii) the gaming is conducted in accordance with a tribal ordinance which has been approved by the NIGC, and (iv) several other requirements are met, including the requirement that an Indian tribe shall have the sole proprietary interest and responsibility for the conduct of gaming, and that primary management officials and key employees must be licensed by the tribe.

     Under IGRA, the NIGC has the power to inspect and examine all Indian gaming facilities, to conduct background checks on all persons associated with Class II Indian gaming, to inspect, copy and audit all records of Indian gaming facilities, and to hold hearings, issue subpoenas, take depositions and adopt regulations in furtherance of its responsibilities. IGRA authorizes the NIGC to impose civil penalties for violations of its regulations or of the Act, and also imposes Federal criminal sanctions for illegal gaming on Indian reservations and for theft from Indian gaming facilities.

     IGRA also regulates Indian gaming management contracts. The Act provides that the Gaming Commission may approve a management contract only after determining that the contract provides for (i) adequate accounting procedures and verifiable financial reports, which must be furnished to the tribe, (ii) tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income, (iii) minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs, (iv) a ceiling on the repayment of development and construction costs, (v) a contract term not exceeding five years and a management fee not exceeding thirty percent of net revenues, provided that the NIGC may approve up to a seven year term and a forty percent return to the Manager if the Chairman of the NIGC is satisfied that the capital investment required, and the income projections for the particular gaming activity, justify the larger percentage and longer term. Certain other requirements for approval of a management contract are specified in the regulations promulgated by the NIGC.

     IGRA requires the NIGC to review all management contracts and collateral agreements approved by the Bureau of Indian Affairs before the creation of the NIGC to ensure that such agreements are in compliance with IGRA. The NIGC has determined that the IGS Agreements are service agreements and not management contracts, thereby allowing the Company to obtain more favorable terms than would have been permitted had the contracts been determined to be management contracts. There is no assurance however, that further reviews of the IGS Agreements by the NIGC or alternative interpretation of applicable laws and regulations will not require substantial modifications to the IGS Agreements and cause the operations of the Company to be marginally profitable or even unprofitable.

     Off-Reservation Gaming Service. Through AGN, the Company plans to use proxy play services to bring bingo games to a regional or national off-reservation audience and as a result, may also be subject to rules promulgated by the NIGC, the FCC or other agencies governing whether a broadcast station, the Internet or cable network may carry information regarding the results of a Class II bingo game played on Indian lands. The Senate Committee on Indian Affairs, when drafting IGRA, indicated that the intent of the law was to allow Indians to use the latest technological aids, including television, satellites and telephones, on and off the reservation, to conduct bingo games. In July 1995, the Chairman of the NIGC ruled that proxy play of bingo was allowed under IGRA. There can be no assurance, however, as regulations are reinterpreted or new laws enacted, that the Company's proposals to reach home viewers through commercial broadcasts, the Internet, or cable networks may not be constrained or prohibited.

     Other. Existing Federal and state regulations may also impose civil and criminal sanctions for various activities prohibited in connection with gaming operations including false statements on applications and failure or refusal to obtain necessary licenses described in the regulations. Violation of any of these existing or newly adopted regulations may have a substantial adverse effect on the Company.

PROPERTIES

     The Company leases approximately 9,440 sq. ft. of space for its executive offices located at 7335 S. Lewis Avenue, Tulsa, Oklahoma. The lease expires in October 2001. The Company also leases approximately 1,030 sq. ft. of office space for some of its computer programmers in the Pavilion Office Park Building in Dallas, Texas, which lease expires in June 1999. Aggregate annual rentals under the two leases are $107,000. The Company believes that such leases will be renewed as they expire or that alternative properties can be leased on acceptable terms. The Company also houses a portion of its satellite link equipment in a trailer located adjacent to the Cheyenne-Arapaho bingo hall in Concho, Oklahoma at no cost.

LITIGATION

     On October 16, 1996, the Office of the U.S. Attorney in Tulsa, Oklahoma (the "U.S. Attorney"), orally informed the Company that the U.S. Attorney was conducting an independent investigation to determine whether, in the opinion of the U.S. Attorney, the Company's MegaMania bingo game constituted Class III or Class II gaming as defined in the Gaming Act, and was therefore in violation of the law or not.


     On April 8, 1997, the Company entered into a Memorandum of Understanding with the NIGC to implement certain changes to its MegaMania game. In entering into the Memorandum of Understanding and implementing the changes to its MegaMania game, the Company believed that any remaining interpretive disagreements with the U.S. Attorney and the Department of Justice over the Class II status of MegaMania would be resolved. However, the Company has not been advised of this resolution by the U.S. Attorney or any representative of the Department of Justice. The Company has modified its MegaMania game to meet the terms of the Memorandum of Understanding and on June 9, 1997, submitted the modified version of the MegaMania game to the NIGC for its review and evaluation. Based upon that review and evaluation, on July 23, 1997, the Acting General Counsel of the NIGC informed the Company in a written advisory opinion that the revised MegaMania game constituted Class II gaming and that tribes may play the revised game without risk of enforcement action by the NIGC.



     See "Risk Factors -- Government Regulation; Possible Illegality of Company Activities."


     The Company is also the subject of various pending and threatened claims arising out of the ordinary course of business. Management believes that any liability resulting from such claims will not have a material adverse effect on the results of operations or the financial condition of the Company.

                                   MANAGEMENT

     The executive officers and directors of the Company, and their respective ages and positions with the Company are as follows:

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
Gordon T. Graves..........................  60    Chairman of the Board, Chief Executive Officer and
                                                    Director
Larry D. Montgomery.......................  59    President and Director
Daniel J. Sarnoff.........................  41    Vice President and Director
Gordon T. Sjodin..........................  56    Executive Vice President
Michael E. Newell.........................  46    Vice President
Frederick E. Roll.........................  54    Vice President, Secretary and Chief Financial Officer
Gregory N. Stern..........................  52    Director

     GORDON T. GRAVES has been Chairman of the Board and a director of the Company since its inception, and has been Chief Executive Officer since September 1994. Since December 1993 and from 1989 to 1990, Mr. Graves has been the President of Graves Management, Inc., a management consultant and investment company. From 1992 through December 1993, Mr. Graves was president and Chief Executive Officer of Arrowsmith Technologies, Inc. ("Arrowsmith"), a computer systems company. From 1991 to 1993, Mr. Graves was employed by KDT Industries, Inc., a high-tech manufacturing and services company and an affiliate of Arrowsmith, as, successively, Vice President of Corporate Development and President. From 1987 to 1989, Mr. Graves was the Chairman of the Board of Directors of Gamma International Ltd. (currently American Gaming and Entertainment, Ltd., a company co-founded by him).

     LARRY D. MONTGOMERY has been President and a director of the Company since November 1992, having held the position of Chief Executive Officer from November 1992 through September 1994. From December 1991 until December 1993, Mr. Montgomery was also a private consultant to gaming companies. From 1989 through 1991, Mr. Montgomery was the President of Public Gaming Research Institute, and from 1987 to 1989 was the Executive Director of the Kansas State Lottery.

     DANIEL J. SARNOFF has been Vice President of the Company since February 1, 1997. Mr. Sarnoff served as a director of the Company from September, 1994 until July 10, 1996, and was elected as a Director at the Company's annual meeting of shareholders on March 29, 1997. Mr. Sarnoff was a Vice President of the Company from March, 1995 until July 10, 1996. Mr. Sarnoff also serves as President and Chief Executive Officer of TV Games, Inc., a wholly owned subsidiary of the Company. Since 1993, Mr. Sarnoff has been President and Chief Executive Officer of Pioneer Pictures which develops and packages movies for television. From August, 1989 until May, 1990, Mr. Sarnoff served as President of RKO Express Pictures and from June, 1990 until May, 1993 Mr. Sarnoff was involved with production and marketing for Bonanza Ventures Inc. From 1986-1990 Mr. Sarnoff founded and was Chief Executive Officer of Super TVOLTA, which designs international television lottery programs. Previously, Mr. Sarnoff was responsible for new business development, NBC SPOT Sales, New York, and was a member of the RCA new business task force.

     GORDON T. SJODIN has been Vice President of the Company since September 1994. In April 1994, Mr. Sjodin joined the Company's wholly-owned subsidiary, MegaBingo, Inc., as its Vice President -- Sales and served in such position until September 1994, when he became President and Chief Executive Officer of MegaBingo, Inc. From August 1989 until April 1994, Mr. Sjodin was employed by AGE as, successively, Director, Sales and Marketing, and Director, Corporate Development.

     MICHAEL E. NEWELL has been Vice President of the Company since September 1994. In April 1994, Mr. Newell joined MegaBingo, Inc. as its Vice President-Chief Operating Officer and served in such position until November 1995, when he became Senior Vice President of game operations for the Company. From 1988 until April 1994, Mr. Newell was employed by AGE as Director, MegaBingo operations.

     FREDERICK E. ROLL has been Vice President and Secretary of the Company since September 1994, having joined the Company in February 1994 as its acting general manager and Chief Financial Officer. From November 1990 until joining the Company, Mr. Roll was a certified public accountant in his own practice. From 1983 until October 1990, Mr. Roll was Chief Financial Officer, Vice President and an owner of Park Hill Nurseries, Ltd., a commercial nursery. Mr. Roll has been the Chief Financial Officer of the Company since January 1997.

     GREGORY N. STERN has been a director of the Company since December 1993. Mr. Stern has worked as an independent management consultant to The Littleton Group, since leaving RKS Associates, a venture capital firm, in 1989, where he served as a general partner.

     All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

     No family relationship exists between any of the directors or executive officers of the Company.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information concerning the annual compensation for the Company's chief executive officer and each executive officer earning more than $100,000 for the fiscal year ended September 30, 1996 (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                       SECURITIES
                                 COMPENSATION           ANNUAL         UNDERLYING
                                ---------------        OPTIONS/         ALL OTHER
      FINANCIAL POSITION        YEAR    SALARY      WARRANTS(#)(1)   COMPENSATION(2)
      ------------------        ----   --------     --------------   ---------------
Gordon T. Graves..............  1996   $ 65,423                          $  485
  Chairman of the Board and     1995     46,364(3)                           --
  Chief Executive Officer       1994     19,121(3)                           --
Larry D. Montgomery...........  1996    100,939          5,000            3,238
  President and Chief           1995    108,000         13,000            3,420
  Operating Officer             1994    107,311(4)                          623
Gordon T. Sjodin..............  1996    115,669          4,445            3,309
  Vice President                1995    108,000             --           13,206
                                1994     41,540(5)      45,000              623

---------------

(1) Represents shares of Common Stock underlying options granted pursuant to the Company's 1994 Employee Stock Option Plan, 1996 Stock Incentive Plan and its Salaried Employee Participation Plan, and underlying warrants issued in lieu of compensation in July 1994 (see "Stock Plans" below); does not include shares of Common Stock underlying warrants acquired for investment (See "Certain Relationships and Related Transactions" below).

(2) Represents contributions made by the Company on behalf of the named executive officers to the Company's 401(k) plan.

(3) Such amount (except for $1,129) was contributed by Mr. Graves to the Company.

(4) Includes $8,769 represented by a one-year note (subject to extension for three months) issued to Mr. Montgomery in July 1994 which accrued interest at 10% per annum and was subsequently converted into Series A Preferred Stock.

(5) Mr. Sjodin joined the Company in April, 1994.

     Option/Warrant Grant Table. The following table sets forth certain information regarding options and warrants granted by the Company during its fiscal year ended September 30, 1996 to the named executive officers (exclusive of warrants acquired for investment which are discussed in "Certain Relationships and Related Transactions"):

                   OPTION/WARRANT GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                                                                  % OF TOTAL
                                                    NUMBER OF      OPTIONS/
                                                    SECURITIES     WARRANTS
                                                    UNDERLYING    GRANTED TO
                                                     OPTIONS/     EMPLOYEES
                                                     WARRANTS         IN          PRICE     EXPIRATION
                       NAME                         GRANTED(#)   FISCAL YEAR    PER SHARE      DATE
                       ----                         ----------   ------------   ---------   ----------
Gordon T. Graves..................................       --           --             --           --
Larry D. Montgomery...............................    5,000          3.1          $4.00       4/1/06
Gordon T. Sjodin..................................    4,500          2.8          $4.00       4/1/06

     Aggregate Option/Warrant Exercises and Year-End Option Table. The following table sets forth certain information regarding stock options and warrants held as of September 30, 1996 by the named executive officers (exclusive of warrants acquired for investment as discussed in "Certain Relationships and Related Transactions"). No named executive officer exercised any stock options or warrants during said period (except for warrants acquired for investment as described in "Certain Relationships and Related Transactions"):

                    AGGREGATE OPTION/WARRANTS EXERCISES AND
                         FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                    OPTIONS/WARRANTS AT          IN-THE-MONEY OPTIONS/
                                                        YEAR END(#)             WARRANTS AT YEAR-END(*)
                                                ---------------------------   ---------------------------
                                                EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                -----------   -------------   -----------   -------------
Gordon T. Graves..............................        --             --        $     --        $    --
Larry D. Montgomery...........................    39,250         23,750         165,187         83,563
Gordon T. Sjodin..............................    22,500         27,000          73,125         81,000

---------------

(*) Calculated on the basis of the fair market value of the underlying securities at year-end, less the exercise price.

     Stock Plans. In November 1994, the stockholders of the Company approved the Company's 1994 Employee Stock Option Plan (the "1994 Plan") and the 1994 Director Stock Option Plan ("Director Plan"), under which options to purchase an aggregate of 360,000 shares and 60,000 shares, respectively, of Common Stock were reserved for issuance. As of September 30, 1996, options to purchase 285,000 shares and 40,000 shares, respectively, of Common Stock were outstanding under the 1994 Plan and the Director Plan. No options granted under the Director Plan had been exercised. As a result of the adoption of the Company's 1996 Stock Incentive Plan (the "1996 Plan"), no further options will be granted under the 1994 Plan or the Director Plan.

     At September 30, 1996, options for an aggregate of 45,000 shares of Common Stock had been granted to Larry D. Montgomery and remained outstanding under the Company's 1993 Salaried Employee Participation Plan. Such Plan has been terminated and no further options will be granted thereunder.


     In August 1996, the Board of Directors adopted the Company's 1996 Plan pursuant to which 274,320 shares of Common Stock or Common Stock equivalents may be issued plus an additional number of shares or share equivalents equal to 10% of the number of shares of Common Stock issued by the Company after August 15, 1996 and prior to December 31, 2000 (the "Additional Shares"). As of June 30, 1997, the Additional Shares equaled 155,693, creating a total of 430,013 shares of Common Stock or Common Stock equivalents issuable under the 1996 Plan as of such date.

     The 1996 Plan will be administered by the Board of Directors of the Company or by a committee of the Board designated for such purpose (the "Administrator"). The Administrator will have authority, subject to the terms of the 1996 Plan, to determine when and to whom to make grants under the 1996 Plan, the number of shares to be covered by the grants, the types and terms of "Awards" to be granted under the 1996 Plan (which are stock based incentives and may include incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and deferred stock purchases), the exercise or purchase price of the shares of Common Stock and Common Stock equivalents subject to the Awards, and to prescribe, amend and rescind rules and regulations relating to the 1996 Plan.


     The Company has agreed with Walsh, Manning that the Company will not, without the consent of Walsh, Manning, grant options under the 1996 Plan to purchase more than 200,000 shares during the one year period ending July 24, 1997, or more than 100,000 shares during each of the three one year periods thereafter. As of September 30, 1996, the Company had not granted any options under the 1996 Plan. As of June 30, 1997, the Company had granted outstanding options to purchase 363,000 shares of Common Stock, at exercise prices ranging from $4.375 to $5.70 per share.


     Under the terms of the 1996 Plan, Awards may be granted by the Administrator in its discretion to key employees (including officers and directors who are employees) of the Company and any of its subsidiary corporations as well as to consultants, advisors and other independent contractors to the Company.

     The exercise price of stock appreciation rights and of non-qualified or incentive stock options may not be less than 100% of the fair market value of the underlying shares of Common Stock on the date of grant. Other Awards may be granted at such price as the Administrator determines.

     Shares of Common Stock purchased upon the exercise of an option are to be paid for in cash or through the delivery of other shares of Common Stock with a value equal to the total option price or in a combination of cash and such shares, or with money lent by the Company to the optionee in compliance with applicable law and on terms and conditions to be determined by the Administrator.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In June 1997, Graves Properties, Ltd., a limited partnership controlled by Gordon T. Graves, the Company's Chairman and Chief Executive Officer, agreed to loan $437,344 to Equipment Purchasing L.L.C. ("EPLLC"), an entity owned and controlled by Mr. Graves which was formed to purchase MegaMania player equipment from the Company. Proceeds from the loan will be used to pay a $437,344 promissory note from EPLLC to the Company delivered as part consideration for the purchase price of the equipment. The balance of the purchase price will be paid to the Company in the form of a $200,000 promissory note bearing interest at 14% per annum payable at the end of two years. The purchased equipment has been leased to a tribe with the Company and EPLLC sharing in the revenues. In connection with the sale, the Company recorded revenues from electronic player station sales of $637,344 in the period ending June 30, 1997. Because of uncertainties relating to the legality of MegaMania, the Company found it difficult to obtain equipment purchase financing on terms acceptable to the Company. Accordingly, the Company believes that the terms of the equipment sale to EPLLC are at least as favorable as could have been obtained from more traditional sources of financing. See Note 3 of Notes to Unaudited Consolidated Financial Statements.



     During 1996, Gordon T. Graves, exercised warrants to purchase 291,545 shares of Common Stock at $2.00 per share. Such exercise was accomplished by the issuance to the Company of Mr. Graves' promissory note due in five years and bearing interest at 6% per annum. Also during 1996, Mr. Sjodin exercised for cash 2,500 warrants to purchase Common Stock at $1.50 per share.


     In January 1995, Messrs. Graves (including a limited partnership controlled by Mr. Graves), Montgomery, Sjodin and Newell, along with other non-employee investors that included SCA Promotions, Inc. ("SCA"), exchanged certain outstanding subordinated notes due them by the Company for shares of the Company's Series A Preferred Stock, at the exchange price of $10 principal amount of such notes for each share of Series A Preferred Stock. In connection with such exchange, the Company issued its substitute warrants for other warrants held by such parties. As a result of such exchange, Mr. Graves (and such limited partnership) held 80,175 shares of Series A Preferred Stock and substitute warrants for the purchase of 291,545 shares of Common Stock; Messrs. Montgomery and Sjodin each held 534 shares of Series A Preferred Stock and substitute warrants for the purchase of 1,940 shares of Common Stock; and Mr. Newell held 107 shares of Series A Preferred Stock and substitute warrants for the purchase of 388 shares of Common Stock. All of the substitute warrants have an exercise price of $2.00 per share of Common Stock.

     In August, 1996, Mr. Graves, along with other investors, acquired a 10% interest in AGN Venturer LLC, for $50,000 in cash and the several guarantee (i.e., 10%) of a $336,000 note payable to the Company by AGN Venturer LLC. AGN Venturer LLC owns 51% of AGN.

     Mr. Nickell is a principal shareholder of SCA which indemnifies the Company against a portion of its prize fulfillment risk. The Company believes that the terms of the Risk Assumption Agreement with SCA are at least as favorable as could have been obtained by the Company with an unaffiliated third party.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information as of June 30, 1997, with respect to the number of shares of Common Stock and Series A Preferred Stock owned by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of each of the Common Stock and Series A Preferred Stock, (ii) each director of the Company, (iii) each named executive officer, and (iv) all directors and executive officers of the Company as a group:



                                                            COMMON STOCK           SERIES A PREFERRED STOCK
                                                     ---------------------------   ------------------------
                                                      NUMBER OF                     NUMBER OF
                                                        SHARES                        SHARES
                                                     BENEFICIALLY       PERCENT    BENEFICIALLY    PERCENT
                 BENEFICIAL OWNER                       OWNED           OF CLASS      OWNED        OF CLASS
                 ----------------                    ------------       --------   ------------    --------
Gordon T. Graves...................................   1,043,420(1)        24.2        80,175(2)      73.4
1604 Crested Butte
Austin, Texas 78746
Larry D. Montgomery................................      70,745(3)         1.6         1,411          1.3
1920 S. West Union Road
Topeka, Kansas 66615
Gordon T. Sjodin...................................      54,608(4)         1.3         1,272          1.1
5804 E. 104th Street
Tulsa, Oklahoma 74137
Daniel J. Sarnoff..................................      52,398(6)         1.2         2,000          1.8
1861 Nichols Canyon
Los Angeles, California 90046
Gregory N. Stern...................................      20,000(7)          (5)           --           --
130 Barton Road
Stow, Massachusetts 01775
All executive officers and directors as a group (7
  persons).........................................   1,284,549(8)        29.8        83,351         76.3


---------------

 (1) Consists of (i) 318,818 shares owned of record by Mr. Graves, (ii) 272,727 shares owned of record by Graves Properties, Ltd., a limited partnership controlled by Mr. Graves, (iii) 51,000 shares owned by Graves Management, Inc., a corporation controlled by Mr. Graves and (iv) 400,875 shares issuable upon the conversion of the Series A Preferred Stock. Excludes an aggregate of 90,600 shares as to which Mr. Graves disclaims beneficial ownership, consisting of: (i) 44,100 shares owned of record by Cynthia Graves, Mr. Graves' wife, and (ii) 46,500 shares beneficially owned by the Gordon Graves Grandchildren Trust.

 (2) Consists of (i) 5,175 shares owned of record by Mr. Graves, and (ii) 75,000 shares owned of record by Graves Properties, Ltd., a limited partnership controlled by Mr. Graves.

(3) Consists of (i) 28,000 shares owned of record by Mr. Montgomery, (ii) 33,750 shares issuable upon the exercise of currently exercisable stock options,
    (iii) 1,940 shares issuable upon the exercise of currently exercisable warrants, and (iv) 7,055 shares issuable upon conversion of the Series A Preferred Stock.



(4) Consists of (i) 8,750 shares owned of record or beneficially by Mr. Sjodin,
    (ii) 4,623 shares issuable upon the exercise of currently exercisable warrants, (iii) 34,875 shares issuable upon the exercise of currently exercisable stock options, and (iv) 6,360 shares issuable upon conversion of the Series A Preferred Stock.



(5) Less than 1%.



(6) Consists of (i) 4,273 shares owned of record by Mr. Sarnoff, and (ii) 48,125 shares issuable upon the exercise of currently exercisable stock options.



(7) Consists of 20,000 shares issuable upon the exercise of currently exercisable stock options.



(8) Consists of (i) 683,968 shares owned of record, (ii) 176,875 shares issuable upon the exercise of currently exercisable stock options, (iii) 6,951 shares issuable upon the exercise of currently exercisable warrants and (v) 416,755 shares issuable upon conversion of Series A Preferred Stock.


                            SELLING SECURITYHOLDERS


     The following table sets forth for each Selling Securityholder, as of June 30, 1997, the number of Warrants and shares of Common Stock beneficially owned by such Selling Securityholder prior to this offering, the maximum number of Warrants and Shares to be offered and sold from time to time by such Selling Securityholder and the number of shares of Common Stock to be beneficially owned by such Selling Securityholder after this offering.



                                        SECURITIES BENEFICIALLY
                                            OWNED PRIOR TO
                                              OFFERING(1)         SECURITIES BEING OFFERED       SHARES
                                        -----------------------   -------------------------   BENEFICIALLY
                                                       COMMON                     COMMON      OWNED AFTER
NAME                                     WARRANTS      STOCK       WARRANTS        STOCK      OFFERING(2)
----                                    ----------   ----------   -----------   -----------   ------------
Class A Warrant Holders:
  Leonard Anderson....................       8,000       16,000         8,000         8,000        8,000
  Baystate Development Trust..........      44,333       52,666        44,333        44,333        8,333
  Michael Crowther....................      16,667       33,334        16,667        16,667       16,667
  W. Donald DeWitt....................       4,166        9,166         4,166         4,166        5,000
  EAB Associates, LLC.................     823,497      823,497       823,497       823,497           --
  G.W. Egermayer, Jr..................      10,000       30,000        10,000        10,000       20,000
  Albert Feuerstein...................       8,333        8,333         8,333         8,333           --
  First National Trust Assc...........       8,333       16,666         8,333         8,333        8,333
     FBO: Roger A. Granberg
  Galaxy Investments..................     121,459      121,459       121,459       121,459           --
  Hampton & Harbor, Inc...............      58,334       58,334        58,334        58,334           --
  Ronald & Joyce Heller...............       5,625        5,625         5,625         5,625           --
  Interpacific Capital Corp...........     190,002      190,002       190,002       190,002           --
  Jasmineville Corp N.V...............      11,250       11,250        11,250        11,250           --
  Helaine Kaplan (3)..................      22,500       22,500        22,500        22,500           --
  Stanley A. Kaplan...................      22,500       56,200        22,500        22,500       33,700
  M.S. Farrell Holdings...............      33,334       33,334        33,334        33,334           --
  Michael Metter......................      18,000       18,000        18,000        18,000           --
  Michael Miller......................      11,250       71,250        11,250        11,250       60,000
  Theo Muller.........................      11,250       11,250        11,250        11,250           --
  Bette Nagelberg.....................       5,625        5,625         5,625         5,625           --
  John N. Oertel......................       6,666       13,322         6,666         6,666        6,666
  Quad Capital Partners(3)............      39,167       39,167        39,167        39,167           --
  Morris Stellar......................      16,667       38,334        16,667        16,667       21,667
  Universal Partners, LLP.............      11,250       61,250        11,250        11,250       50,000

                                        SECURITIES BENEFICIALLY
                                            OWNED PRIOR TO
                                              OFFERING(1)         SECURITIES BEING OFFERED       SHARES
                                        -----------------------   -------------------------   BENEFICIALLY
                                                       COMMON                     COMMON      OWNED AFTER
NAME                                     WARRANTS      STOCK       WARRANTS        STOCK      OFFERING(2)
----                                    ----------   ----------   -----------   -----------   ------------
  Windy City, Inc.....................       5,625        5,625         5,625         5,625           --
  Dean Zachman........................       5,000       15,333         5,000         5,000       10,333
                                         ---------    ---------     ---------     ---------      -------
          Sub-Totals..................   1,518,833    1,767,532     1,518,833     1,518,833      248,699
                                         ---------    ---------     ---------     ---------      -------
Class B Warrant Holders:
  Theodore Burns......................     109,578      109,578       109,578       109,578           --
  Victor DiGioia......................       5,000        5,000         5,000         5,000           --
  Stanley Goldstein...................       5,000        5,000         5,000         5,000           --
  Craig Gross.........................     164,366      229,366       164,366       164,366       65,000
  Lawrence Kaplan(3)..................      75,000      174,375        75,000        75,000       99,375
  Frank J. Skelly, III................     164,366      229,366       164,366       164,366       65,000
                                         ---------    ---------     ---------     ---------      -------
          Sub-Totals..................     523,310      752,685       523,310       523,310      229,375
                                         ---------    ---------     ---------     ---------      -------
  Total Selling Securityholders:......   2,042,143    2,520,217     2,042,143     2,042,143      478,074
                                         =========    =========     =========     =========      =======


---------------

(1) Common Stock beneficially owned includes the Shares issuable upon the exercise of the Warrants, notwithstanding that the Warrants do not become exercisable until November 7, 1997.


(2) Assumes the sale of all Warrants and Shares offered hereby by the Selling Securityholders. Based upon 4,303,990 shares of Common Stock outstanding on June 30, 1997.


(3) Lawrence Kaplan is an advisor to the Company's Board of Directors and is a principal in G-V Capital, Inc. Helaine Kaplan is Mr. Kaplan's spouse and Mr. Kaplan is a partner in Quad Capital Partners.

(4) In August 1996 and November, 1996, the Company completed the private placement of the Class A Warrants and the Shares related thereto. As consideration for acting as placement agent for the Company in such private placements, designees of Walsh, Manning were issued the Class B Warrants. Craig Gross and Frank J. Skelly, III, are the principal owners of EAB Associates, LLC, which in turn is the principal owner of Walsh Manning.

(5) In connection with the August and November private placements, each Selling Securityholder, (other than EAB Associates, Hampton & Harbor, Inc., and the holders of the Class B Warrants), (i) agreed not to sell any Securities until June 22, 1998, without the prior consent of Walsh Manning, and (ii) granted to Walsh Manning or its designee a right of first refusal, expiring on June 22, 1998, to purchase any Securities proposed to be sold by such Selling Securityholder. The Securities shown in the table as owned by EAB Associates, LLC, were acquired pursuant to the exercise of such right of first refusal.

     All of the Securities were issued subject to agreements of the Company (the "Registration Agreements") wherein the Company has agreed to keep the Registration Statement of which this Prospectus forms a part continuously effective for so long as the Warrants remain outstanding.

                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale of the Securities by a Selling Securityholder; however, the Company will receive proceeds from the issuance of shares of Common Stock upon the exercise of the Warrants at $8.00 per share. If the Warrants are exercised in full, the Company will receive $16,337,144 of gross proceeds therefrom. Each of the Selling Securityholders may sell Securities directly or through broker-dealers who may act solely as agents, or who may acquire Securities as principals. The Securities may be sold from time to time by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest to the Selling Securityholders. The distribution of the Securities may be effected in one or more transactions that may take place through the Nasdaq SmallCap Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales.

     The aggregate proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of the Securities sold less the aggregate agents' commissions and other expenses of issuance and distribution not borne by the Company. The Selling Securityholders and any dealers or agents that participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Securities by them and any commissions received by any such dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Each Selling Securityholder (except as otherwise stated in the footnotes to the table under "Selling Securityholders") has granted to Walsh Manning a right of first refusal, expiring June 22, 1998, to purchase any Securities proposed to be sold by the Selling Securityholder. To the extent Walsh Manning exercises such right of first refusal and resells the Securities, Walsh Manning may be deemed to be an "underwriter" within the meaning of the Securities Act.

     The Selling Securityholders may effect transactions by selling the Securities directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the Selling Securityholders.

     Under the Registration Agreements, the Company has agreed to bear all of the expenses of registration of the Securities under the Federal and state securities laws, including filing fees. Such expenses payable by the Company are currently estimated to be $90,000.

     The Company has advised the Selling Securityholders that the anti-manipulative provisions of Regulation M under the Exchange Act may apply to their sales in the market, has furnished each Selling Securityholder with a copy of Regulation M and has informed them of the need for delivery of copies of this Prospectus. There can be no assurance that any of the Selling Securityholders will sell any of the Securities offered by them hereunder.

     Pursuant to the Registration Agreements, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including certain potential liabilities under the Securities Act, or to contribute to payments the Selling Securityholders may be required to make in respect thereof.

                           DESCRIPTION OF SECURITIES


     The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $10 per share. As of June 30, 1997, there were 4,303,990 shares of Common Stock outstanding, 109,192 shares of Series A Preferred Stock issued and outstanding, 1,518,833 Class A Warrants issued and outstanding and 523,310 Class B Warrants issued and outstanding.


COMMON STOCK

     Subject to the rights of the holders of any shares of Preferred Stock which may be issued in the future, and subject to the rights of the holders of Series A Preferred Stock to elect a majority of the Board of Directors in the event the Company is in arrears in the payment of two consecutive quarterly dividend payments, holders of shares of Common Stock and holders of shares of the Series A Preferred Stock, voting together as a single class, are entitled to cast one vote for each share of Common Stock and Series A Preferred Stock held at all stockholders' meetings for virtually all purposes, including the election of directors. Directors are elected each year at the Company's annual meeting of stockholders to serve for a period of one year and until their respective successors have been duly elected and qualified.

     Common stockholders have the right to share ratably in such dividends on shares of Common Stock as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of Preferred Stock. The Series A Preferred Stock has a preference in liquidation of $10 per share.

     Common stockholders have no preemptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable. The Common Stock does not have cumulative voting rights so holders of more than 50% of the outstanding Common Stock can elect 100% of the Directors of the Company if they choose to do so, subject to the rights of the holders of outstanding Series A Preferred Stock as described above.

PREFERRED STOCK

     The Board of Directors is authorized to issue shares of Preferred Stock, $10 par value per share, from time to time in one or more series. The Board may issue a series of Preferred Stock having the right to vote on any matter submitted to stockholders, including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of Preferred Stock. The Board of Directors may determine that the holders of Preferred Stock voting as a class will have the right to elect one or more additional members of the Board of Directors, or the majority of the members of the Board of Directors. The Board of Directors has designated a series of Preferred Stock as Series A Preferred Stock which has the right to elect a majority of the Board of Directors in the event the Company is in arrears in the payment of two consecutive quarterly dividend payments.

     The Board of Directors may also grant to holders of any series of Preferred Stock preferential rights to dividends and amounts payable in liquidation. Furthermore, the Board of Directors may determine whether the shares of any series of Preferred Stock may be convertible into Common Stock or any other series of Preferred Stock of the Company at a specified conversion price or rate, and upon other terms and conditions as determined by the Board of Directors.

SERIES A PREFERRED STOCK


     The Board of Directors has designated 109,192 shares of Preferred Stock as Series A Preferred Stock, of which 80,175 shares are held by Gordon Graves, the Chairman and Chief Executive Officer of the Company, and his affiliated company, and an aggregate of 3,176 shares are held by four other officers or directors of the Company. The holders of the Series A Preferred Stock have the right to elect a majority of the Board of Directors in the event the Company is in arrears in the payment of two consecutive quarterly dividend payments. The Series A Preferred Stock bears dividends at the rate of $.275 per quarter payable on January 1, April 1, July 1 and October 1 of each year. The Series A Preferred Stock is convertible into Common Stock at the rate of five shares of Common Stock for each one share of Series A Preferred Stock. The Series A Preferred Stock has a preference on liquidation of $10 per share plus accrued and unpaid dividends and is redeemable by the Company for $10 per share plus accrued and unpaid dividends under certain circumstances.


LOCK-UP AGREEMENTS

     In connection with the transactions pursuant to which certain of the Selling Securityholders acquired the Securities offered hereby, virtually all of the Selling Securityholders and each of the officers, directors and certain holders (directly and indirectly) of one percent (1%) or more of the Company's Common Stock agreed with Walsh Manning not to sell the Securities or any other securities of the Company then held by such persons until

June 22, 1998 (or November 22, 1998, in the case of such officers, directors and 1% holders). See Note 5 of the Notes to the Selling Securityholder table.

WARRANTS

     Terms. Each Warrant entitles the holder thereof to purchase one share of Common Stock from the Company at an exercise price equal to $8.00 per share, subject to adjustment in certain circumstances. The Warrants become exercisable on November 7, 1997, and unless exercised, will automatically expire on November 12, 2001.

     Registration Rights. In connection with the transactions pursuant to which the Selling Securityholders acquired the Securities offered hereby, the Company agreed to notify the holders (the "Holders") of the Securities of the filing of the Registration Statement of which this Prospectus forms a part, and to include the Securities in such Registration Statement at the request of such Holder. In addition, commencing on April 7, 1997, Walsh Manning or the holders on a combined basis of a majority of the Securities may demand that the Company file a Registration Statement covering the Securities. Either action is to be taken at the Company's expense except for brokerage commissions, transfer taxes and the fees of counsel to the Holders.

     The Company is required only to use its best efforts to cause the Securities covered by the Registration Statement to be registered or otherwise qualified for sale in the states designated by the Holders. It may in fact not be practicable to qualify the Securities for sale in every state in which a Holder resides. Accordingly, it is possible that the substantial restrictions on the transferability of the Securities will continue, even after registration. See "Risk Factors -- Current Prospectus and State Registration Required to Exercise Warrants."

     The registration rights of the Holders expire on November 12, 2001.

     Redemption. The Warrants are redeemable, in whole or in part, at the option of the Company, at $.10 per Warrant, upon not less than 30 days prior written notice, at any time after November 7, 1997, in the case of the Class A Warrants, and at any time after February 7, 1999, in the case of the Class B Warrants; provided that (i) the closing bid price quotation of the Company's Common Stock is at least 150% of the then exercise price of the Warrant on each of the 20 trading days ending not later than the seventh trading day prior to the day on which notice of redemption is given; and (ii) the Warrants and the Shares have been registered under the Securities Act.

     Warrant Agreement. The Warrants are issued pursuant to a Warrant Agreement between the Company and Corporate Stock Transfer, Denver, Colorado, as warrant agent, and are subject to the terms and provisions thereof.

TRANSFER AGENT AND WARRANT AGENT

     The Transfer Agent for the Company's Common Stock is Corporate Stock Transfer, Denver, Colorado.

     The Warrant Agent for the Warrants is Corporate Stock Transfer, Denver, Colorado.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated balance sheet of the Company as of September 30, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended September 30, 1996, appearing elsewhere in this Prospectus and in the Registration Statement of which this Prospectus forms a part, have been included herein and therein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.


     With respect to the unaudited interim financial information for the nine month period ended June 30, 1997, included in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report appearing elsewhere in this Prospectus and in the Registration Statement of which this Prospectus forms a part, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby has been passed upon for the Company by Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., Tulsa, Oklahoma. Attorneys who are shareholders or employed by Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. who have provided advice with respect to this offering in the aggregate own less than $50,000 in value of the Company's securities.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Exchange Act and, in accordance therewith, files proxy statements, reports and other information with the Commission. Such proxy statements, reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and in New York, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains proxy statements, reports and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov. The Common Stock is quoted on the Nasdaq SmallCap Market. Reports and information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form SB-2 (the "Registration Statement") filed on July 3, 1997, as the same may from time to time be amended, by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to a copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any and all of the information incorporated herein by reference, other than the exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Requests should be directed to Multimedia Games, Inc. at its principal executive offices, 7335 South Lewis Avenue, Suite 204, Tulsa, Oklahoma 74136 Attention: Corporate Secretary (918) 494-0576.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     The Company's By-Laws authorize the Company to indemnify any present or former director, officer, employee, or agent of the Company, or a person serving in a similar post in another organization at the request of the Company, against expenses, judgments, fines, and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Texas Business Corporation Act, public policy or other applicable law. Article 202 of the Texas Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         INDEX TO FINANCIAL STATEMENTS


Report of Independent Accountants...........................   F-2
Consolidated Historical and Pro Forma Balance Sheets,
  September 30, 1996........................................   F-3
Consolidated Statements of Operations, Years Ended September
  30, 1996 and 1995.........................................   F-4
Consolidated Statements of Changes in Stockholders Equity,
  Years Ended September 30, 1996 and 1995...................   F-5
Consolidated Statements of Cash Flows, Years Ended September
  30, 1996 and 1995.........................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Report of Review by Independent Accountants.................  F-22
Consolidated Balance Sheet, June 30, 1997 (unaudited).......  F-23
Consolidated Statements of Operations, Nine Months Ended
  June 30, 1997 and 1996 (unaudited)........................  F-24
Consolidated Statements of Cash Flows, Nine Months Ended
  June 30, 1997 and 1996 (unaudited)........................  F-25
Notes to Consolidated Unaudited Financial Statements........  F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders
Multimedia Games, Inc.

     We have audited the accompanying consolidated balance sheet of Multimedia Games, Inc. and Subsidiaries as of September 30, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multimedia Games, Inc. and Subsidiaries as of September 30, 1996 and the consolidated results of their operations and their cash flows for each of the two years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Tulsa, Oklahoma
December 18, 1996

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996

                                     ASSETS

                                                              HISTORICAL         PROFORMA
                                                              -----------      -------------
                                                                               (UNAUDITED --
                                                                                SEE NOTE 9)
Current Assets:
  Cash and cash equivalents.................................  $ 1,508,000       $ 3,565,000
  Accounts Receivable:
     Trade, net of allowance for doubtful accounts of
       $76,000..............................................      247,000           247,000
     Other..................................................       45,000            45,000
  Inventory.................................................      358,000           358,000
  Prepaid expenses..........................................       92,000            92,000
                                                              -----------       -----------
          Total current assets..............................    2,250,000         4,307,000
                                                              ===========       ===========
Restricted cash and cash equivalents........................    1,534,000         1,534,000
Note receivable from American Gaming Network LLC............      336,000           336,000
Property and equipment, net.................................    2,616,000         2,616,000
Other assets................................................      196,000            91,000
Goodwill, net...............................................      499,000           499,000
                                                              -----------       -----------
          Total assets......................................  $ 7,431,000       $ 9,383,000
                                                              ===========       ===========

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................................  $    50,000       $    50,000
  Current portion of long-term debt.........................      197,000           197,000
  Due to American Gaming Network LLC........................       99,000            99,000
  Accounts payable and accrued expenses.....................    1,292,000         1,292,000
  Halls' share of surplus...................................      120,000           120,000
  Prize fulfillment fees payable............................      320,000           320,000
                                                              -----------       -----------
          Total current liabilities.........................    2,078,000         2,078,000
                                                              -----------       -----------
Bridge notes payable........................................      800,000                --
Long-term debt..............................................      787,000           787,000
Other long-term liabilities.................................    1,372,000         1,372,000

Commitments and Contingencies (Note 11)

Stockholders' equity:
  Preferred stock, Series A, $.01 par value, 2,000,000
     shares authorized, 134,318 shares issued and
     outstanding............................................        1,000             1,000
  Common stock, $.01 par value, 10,000,000 shares
     authorized, 2,859,200 shares and 4,018,033 proforma
     shares issued and 2,825,201 shares and 3,984,034
     proforma shares outstanding............................       29,000            40,000
  Additional paid-in capital................................    6,296,000         9,071,000
  Stockholder notes receivable..............................   (1,271,000)       (1,271,000)
  Treasury stock, 33,999 shares at cost.....................      (87,000)          (87,000)
  Accumulated deficit.......................................   (2,574,000)       (2,608,000)
                                                              -----------       -----------
          Total stockholders' equity........................    2,394,000         5,146,000
                                                              -----------       -----------
          Total liabilities and stockholders' equity........  $ 7,431,000       $ 9,383,000
                                                              ===========       ===========

                See notes to consolidated financial statements.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

                                             1996           1995
                                          -----------    -----------
Revenues:
  Gaming revenue........................  $21,653,000    $14,841,000
  MegaBingo services fee................                     669,000
  Other.................................    1,234,000      1,602,000
                                          -----------    -----------
          Total revenues................   22,887,000     17,112,000
                                          -----------    -----------
Operating costs and expenses:
  Bingo prizes and related costs........    9,697,000      9,026,000
  Allotments to hall operators..........    7,596,000      3,130,000
  Salaries and wages....................    1,659,000      1,402,000
  Selling, general and administrative
     expenses...........................    3,149,000      2,470,000
  Amortization and depreciation.........      529,000        250,000
  Other.................................       55,000        243,000
                                          -----------    -----------
          Total operating costs and
             expenses...................   22,685,000     16,521,000
                                          -----------    -----------
Operating income........................      202,000        591,000
Interest income.........................       51,000         31,000
Interest expense........................     (213,000)      (117,000)
                                          -----------    -----------
Net income..............................  $    40,000    $   505,000
                                          ===========    ===========
Earnings (loss) per common and
  equivalent share, 2,872,258 and
  1,555,471 shares, respectively........  $      (.04)   $       .26
                                          ===========    ===========
Earnings (loss) per common and
  equivalent share assuming full
  dilution, 2,872,258 and 1,679,067
  shares, respectively..................  $      (.04)   $       .24
                                          ===========    ===========

                See notes to consolidated financial statements.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

                                PREFERRED STOCK       COMMON STOCK
                                ----------------   -------------------
                                NUMBER              NUMBER               ADDITIONAL   STOCKHOLDER
                                  OF                  OF                  PAID-IN        NOTES
                                SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL     RECEIVABLE
                                -------   ------   ---------   -------   ----------   -----------
Balance, October 1, 1994......      --    $  --    1,311,008  $13,000   $2,345,000   $       --
Common stock issued for legal
  and consulting services.....   7,841       --        1,000       --       80,000            --
Preferred stock issued in
  exchange for notes
  payable..................... 120,977    1,000           --       --    1,208,000            --
Sale of common stock..........      --       --      267,273    3,000      547,000      (200,000)
Compensation recognized and
  adjustment to unearned
  compensation................      --       --           --       --      (10,000)           --
Exercise of common stock
  warrants....................      --       --      260,667    2,000      520,000            --
Sale of preferred stock.......   7,500       --           --       --       75,000            --
Preferred stock dividends
  ($.70 per preferred
  share)......................      --       --           --       --           --            --
Net income....................      --       --           --       --           --            --
                                -------  ------    ---------   ------    ---------    -----------
Balance, September 30, 1995...  136,318   1,000    1,839,948   18,000    4,765,000      (200,000)
Exercise of common stock
  warrants....................      --       --       28,332       --       50,000            --
Sale of common stock..........      --       --      699,375    8,000      941,000            --
Exercise of common stock
  warrants by Chairman........      --       --      291,545    3,000      580,000      (583,000)
Purchase of treasury stock....      --       --           --       --           --       200,000
Issuance of treasury stock....      --       --           --       --      (47,000)     (688,000)
Redemption of preferred
  stock.......................  (2,000)      --           --       --      (20,000)           --
Preferred stock dividends
  ($1.10 per preferred
  share)......................      --       --           --       --           --            --
Value of warrants associated
  with Bridge Notes...........      --       --           --       --       27,000            --
Net income....................      --       --           --       --           --            --
                               -------   ------    ---------  -------   ----------   -----------
Balance, September 30, 1996... 134,318   $1,000    2,859,200  $29,000   $6,296,000   $(1,271,000)
                               =======   ======    =========  =======   ==========   ===========


                                  TREASURY                       TOTAL
                                   STOCK/                    STOCKHOLDERS'
                                  UNEARNED     ACCUMULATED      EQUITY
                                COMPENSATION     DEFICIT       (DEFICIT)
                                ------------   -----------   -------------
Balance, October 1, 1994......   $ (21,000)   $(2,874,000)    $ (537,000)
Common stock issued for legal
  and consulting services.....          --                        80,000
Preferred stock issued in
  exchange for notes
  payable.....................          --             --      1,209,000
Sale of common stock..........          --             --        350,000
Compensation recognized and
  adjustment to unearned
  compensation................      21,000             --         11,000
Exercise of common stock
  warrants....................          --             --        522,000
Sale of preferred stock.......          --             --         75,000
Preferred stock dividends
  ($.70 per preferred
  share)......................          --        (96,000)       (96,000)
Net income....................          --        505,000        505,000
                                 ---------     -----------    ----------
Balance, September 30, 1995...          --     (2,465,000)     2,119,000
Exercise of common stock
  warrants....................     (14,000)            --         36,000
Sale of common stock..........          --             --        949,000
Exercise of common stock
  warrants by Chairman........          --             --             --
Purchase of treasury stock....    (808,000)            --       (608,000)
Issuance of treasury stock....     735,000             --             --
Redemption of preferred
  stock.......................          --             --        (20,000)
Preferred stock dividends
  ($1.10 per preferred
  share)......................          --       (149,000)      (149,000)
Value of warrants associated
  with Bridge Notes...........          --             --         27,000
Net income....................          --         40,000         40,000
                                 ---------    -----------     ----------
Balance, September 30, 1996...   $ (87,000)   $(2,574,000)    $2,394,000
                                 =========    ===========     ==========

                See notes to consolidated financial statements.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

                                                                 1996           1995
                                                              -----------    -----------
Cash flows from operating activities:
  Net income................................................  $    40,000    $   505,000
  Adjustments to reconcile net income to cash provided by
     (used for) operating activities:
     Amortization and depreciation..........................      529,000        250,000
     Software license fee...................................     (500,000)            --
     Other non-cash expenses................................       84,000         31,000
     (Increase) decrease in:
       Accounts and notes receivable........................     (367,000)      (468,000)
       Inventory............................................     (358,000)            --
       Other................................................      (75,000)        (9,000)
     Increase (decrease) in:
       Accounts payable and accrued expenses................      361,000        390,000
                                                              -----------    -----------
  Net cash provided by (used for) operating activities......     (286,000)       699,000
                                                              -----------    -----------
Cash flows from investing activities:
  Acquisition of property and equipment.....................   (1,294,000)      (364,000)
  Net cash acquired in the purchase of MegaBingo assets.....           --        355,000
  Other.....................................................           --         (2,000)
                                                              -----------    -----------
  Net cash provided by (used for) investing activities......   (1,294,000)       (11,000)
                                                              -----------    -----------
Cash flows from financing activities:
  Proceeds from sale of common stock........................      985,000        819,000
  Proceeds from sale of preferred stock.....................           --         75,000
  Proceeds from debt........................................    1,062,000      1,102,000
  Principal repayments of debt..............................     (171,000)    (1,131,000)
  Payment of preferred stock dividends......................     (149,000)       (96,000)
  Preferred stock redemption................................      (10,000)            --
  Financing Costs...........................................     (166,000)            --
                                                              -----------    -----------
  Net cash provided by (used for)  financing activities.....    1,551,000        769,000
                                                              -----------    -----------
Net change in cash and cash equivalents.....................      (29,000)     1,457,000
Cash and cash equivalents, beginning of period..............    1,537,000         80,000
                                                              -----------    -----------
Cash and cash equivalents, end of period....................  $ 1,508,000    $ 1,537,000
                                                              ===========    ===========
Supplemental disclosure of interest paid:...................  $   102,000    $   141,000
                                                              ===========    ===========

                See notes to consolidated financial statements.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Operations -- Multimedia Games, Inc. and its subsidiaries (the "Company") were organized to develop, promote and produce lawful gaming activities over the information highway, including but not limited to, satellites, television, wires and the Internet. The Company provides satellite linked, high stakes bingo games and interactive high speed bingo games played on interconnected electronic player stations to participating bingo halls owned primarily by American Indian tribes located throughout the United States. The Company also provides proxy play services for its MegaBingo and MegaCash games to bingo players located off Indian lands through a subsidiary's 49% interest in American Gaming Network L.L.C. ("AGN").

     Prior to August 1995, the Company's principal business was to furnish the marketing and other operating services required in the conduct of high stakes bingo games conducted under the names MegaBingo, MegaCash and MegaBingo Lite (the "MegaBingo Games"). MegaBingo and MegaCash are played simultaneously using a closed-circuit television satellite link at independently owned bingo halls located in several states throughout the United States, operated primarily on behalf of American Indian tribes. MegaBingo Lite provides smaller prizes to similarly linked Indian bingo halls located in the State of Oklahoma.

     In August 1995, the Company introduced MegaMania, an interactive high-speed bingo game developed by the Company that is played on electronic player stations interconnected among participating Indian bingo halls. Significant revenue generation for MegaMania did not begin until March 1996.

     The Company's games are currently designed to be operated as Class II games as defined by the Indian Gaming Regulatory Act of 1988 ("IGRA"). IGRA classifies gaming on Indian lands into three classes. Class I gaming includes traditional Indian social and ceremonial games and is regulated only by the tribes. Class II gaming includes bingo, pull-tabs, lotto, punch boards, tip jars, instant bingo, certain card games played under limited circumstances and other games similar to bingo if those games are played at the same location where bingo is played. Class III gaming consists of all forms of gaming that are not Class I or Class II, such as video casino games, slot machines, most table games and keno. ( See
Note 11.)

     Generally speaking, Class II gaming may be conducted on Indian lands if the state in which the Indian reservation is located permits such gaming for any purpose by any person. Class III gaming, on the other hand, may be conducted pursuant to a compact reached between the Indian tribe and the state in which the tribe is located.

     MegaBingo(R), MegaCash(R), MegaBingo Lite(TM) and MegaMania(TM) are registered trademarks and tradenames of the Company, and all references herein are deemed to include the applicable tradename or trademark designation.

     Consolidation Principles -- These financial statements include the activities of Multimedia Games, Inc. and its three wholly owned subsidiaries, MegaBingo, Inc. ("MBI"), Multimedia Creative Services, Inc. and TV Games, Inc. ("TV Games"). All intercompany transactions have been eliminated in consolidation.

     These financial statements also include TV Games' allocable share of income or losses (to the extent of the Company's investment basis) from American Gaming Network L.L.C ("AGN"), which is accounted for under the equity method.

     Cash and Cash Equivalents -- For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with remaining maturities when purchased of three months or less to be cash equivalents.

     Restricted Cash and Cash Equivalents -- Restricted cash and cash equivalents include $246,000 held in reserve for MegaBingo prizes under the provisions of the Integrated Services Agreements with the tribes and $1,288,000 representing the present value of investments held by the Company's prize fulfillment firm related to outstanding jackpot prize winner annuities.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

     Inventory -- Inventory consists primarily of computer equipment components for MegaMania player stations. Inventory is carried at the lower of cost, (first-in, first-out) or market.

     Property and Equipment -- Property and equipment are stated at cost. The cost of property and equipment is depreciated over its estimated useful life using the straight line method. Predominately all of the Company's property and equipment is depreciated over five years. Sales and retirements of depreciable property are recorded by removing the related cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property are reflected in operations.

     Under the provisions of the Integrated Services Agreements with the tribes, any MegaBingo satellite dishes and monitoring equipment purchased and placed at the hall locations revert to the ownership of the tribe at the end of the agreement. This provision does not apply to MegaMania related equipment.

     Goodwill -- The amount paid for the assets of MegaBingo plus the liabilities assumed in excess of the fair value of the identifiable assets purchased has been recorded as goodwill. The Company amortizes goodwill over 20 years using the straight-line method. Goodwill is reported net of accumulated amortization in the accompanying financial statements. Accumulated amortization amounted to $48,000 and $20,000 at September 30, 1996 and 1995, respectively.

     The Company continually re-evaluates the carrying amount of goodwill as well as the amortization period to determine whether current events and circumstances warrant adjustments to the carrying value and/or estimates of useful lives. The specific methodology of future pre-interest cash flows associated with the assets of the MegaBingo business is used for this evaluation. At this time, the Company believes that no impairment of goodwill has occurred and that no reduction of the estimated useful life is warranted.

     Income Taxes -- The Company applies the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." Under SFAS No. 109, deferred tax liabilities or assets arise from differences between the tax basis of assets or liabilities and their basis for financial reporting, and are subject to tests of realizability in the case of deferred tax assets. The amount of deferred tax liabilities or assets is calculated by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. A valuation allowance is provided for deferred tax assets to the extent realization is not judged to be more likely than not.

     Treasury Stock -- The Company utilizes the cost method for accounting for its treasury stock acquisitions and dispositions.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples include provisions for bad debts and inventory obsolescence, asset lives of equipment, the tax valuation allowance and the provision for and disclosure of litigation and loss contingencies. Actual results may differ from these estimates in the near term.

     Income (Loss) per Common Share -- Income (loss) per common share is computed on the basis of the weighted average shares of common stock outstanding for the years ended September 30, 1996 and 1995. Options and warrants are common stock equivalents and, along with contingent stock issuances, are considered in the computation of income per common share using the treasury stock method when they are dilutive. To determine income per common share, net income is adjusted for preferred stock dividends, whether paid or not.

     Revenue -- Revenues from the operation of the MegaBingo, MegaMania and other bingo games are recognized as the gaming session for which the cards were purchased occurs. MegaMania revenues are recorded net of prizes awarded.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

     From April 1994 to December 1994, the Company principally derived its revenue under a services agreement (the "AGE Services Agreement") to operate the MegaBingo and MegaCash games for American Gaming and Entertainment ("AGE"). Such revenues consisted of a fee equal to 95% of the net operating cash flow generated in the conduct of such games and payments to the Company for expenses incurred by the Company in the course of operating such bingo activities. These revenues were recorded as the cash flow was generated and as the expenses were incurred, respectively.

     Revenues from the sale of electronic player stations is recorded when the units are delivered to the purchaser. Lease revenues from the lease of the MegaMania player stations, which are generally based on a percentage of revenue generated by the player stations, are reflected in other revenue and recognized as the revenues are generated by the player stations.

     Project development revenue relates to amounts paid to the Company for Internet development activities undertaken for Graff Pay-Per-View, Inc. (See
Note 3).

     Revenues related to certain intellectual property sold to Graff were recognized when the related documentation evidencing the transfer of the Company's ownership rights was executed.

     Impact of Financial Accounting Pronouncements -- In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," was issued. The statement establishes accounting standards for the impairment of long-lived assets, such as property and equipment and intangibles. The Company does not believe the new standard will significantly impact its financial statement evaluation of impairment of long-lived assets.

     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" was issued. The statement requires the computation of compensation for grants of stock, stock options and other equity instruments issued to employees based on fair value. The compensation calculated is to be either recorded as an expense in the financial statements or, alternatively, disclosed. The Company anticipates it will elect the disclosure method of complying with the new standard. Under existing accounting rules, the Company's stock option grants have not resulted in compensation expense. Accordingly, under the provisions of the new statement, pro forma net income to be disclosed may be lower than net income reported in the financial statements.

     These pronouncements will be effective for the Company in fiscal 1997.

2. MEGABINGO TRANSACTIONS

     In December 1993, MBI entered into an Asset Purchase Agreement with AGE to purchase substantially all of the assets used by AGE in its bingo gaming activities (the "AGE Assets"), including the assets used in the conduct of the MegaBingo and MegaCash games but excluding the Integrated Services Agreements between AGE and various Indian tribes (the "AGE Contracts"). At the same time, MBI purchased for $100,000 an option to enter into the AGE Services Agreement to provide AGE, on an exclusive basis, the services required by AGE to conduct its bingo activities pursuant to the AGE Contracts.

     On April 15, 1994, MBI exercised its option and entered into the AGE Services Agreement. On December 23, 1994, MBI purchased the AGE Assets pursuant to the AGE Asset Purchase Agreement for a purchase price consisting of cash and notes aggregating $1.8 million, plus the assumption of certain specified liabilities of AGE. The notes were paid in 1995 out of the proceeds of bank debt and the issuance of preferred stock by the Company, at which time the fee payable under the AGE Services Agreement increased to 100% of the net cash flow generated by the AGE Contracts retained by AGE plus expenses.

     The AGE Services Agreement expires on April 15, 1997, subject to extension by MBI for an additional two years if MBI has not, in its own name, entered into Integrated Services Agreements with tribes accounting for 90% or more of the aggregate gross player attendance in AGE's bingo operations as of April 15, 1994. As of

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

September 30, 1996, MBI had not entered into Integrated Services Agreements with tribes accounting for 90% of such gross player attendance and anticipates exercising its option to extend the AGE Services Agreement for an additional two years.

     Service fees for the period October 1, 1994 to December 22, 1994 amounted to $669,000 which included $132,000 representing MBI's share of cash flow and $537,000 in payments to MBI by AGE for associated expenses. Since December 23, 1994, the acquisition date, the revenues and expenses of the MegaBingo Games have been reflected in the financial statements at their gross amounts and not netted and recorded as a services fee.

     Virtually all of the Company's revenues are derived from the Integrated Services Agreements with various tribes. The Company, in its name and in the name of AGE, has written agreements with approximately 50 American Indian tribes that provide the Company with the exclusive right to conduct bingo operations on their respective Indian lands. Approximately 20 of these agreements were renewed for five (5) year terms in 1995 and half of the remaining contracts have unexpired terms of between two and three years. The remaining contracts are being continued on a month to month basis pending negotiations.

     Approximately 43% and 39% of revenues (inclusive of MegaBingo and MegaMania revenues) during the years ended September 30, 1996 and 1995, respectively, were derived from halls operated by four tribes, including 22% and 11% derived from two tribes in 1996.

3. GRAFF TRANSACTIONS

     In July 1995, the Company entered into a series of agreements (the "Agreements") with Graff Pay-Per-View ("Graff") in which Graff purchased a 33% interest in certain previously developed intellectual property from the Company for $500,000. The $500,000 was paid in the form of a note payable to the Company which bore interest at 8% and was payable over three years.

     Pursuant to the Agreements, the Company and Graff each contributed their ownership interests in the intellectual property to a joint venture, American Gaming Network, JV. ("AGN JV"). AGN JV was established to pursue the development of gaming opportunities over the Internet.

     In addition, Graff agreed to pay the Company an additional $450,000 to develop a business plan for AGN JV and design certain new products for use on the Internet. At September 30, 1995, the Company's development efforts were substantially complete, and it therefore recognized the entire amount as revenue in fiscal year 1995. At September 30, 1995, $375,000 had been received under such provisions, and $75,000 was due July 31, 1996.

     Graff also purchased 100,000 shares of the Company's common stock for $2.75 per share. The $275,000 purchase price was paid in the form of a note, of which $75,000 was paid prior to September 30, 1995. The remaining $200,000 was due August 1, 1996 and was shown as a reduction of equity. In connection with the above transactions, Graff was granted a warrant to acquire 175,000 shares of the Company's common stock at $2.50 per share. The Company subsequently reduced the exercise price of such warrant to $2.25 per share and upon exercise of the warrant by the payment of cash, the Company granted an additional 175,000 warrants to Graff which are exercisable at $3.50 per share and remain unexercised.

     Pursuant to the Agreements, Graff was to provide the needed capital to finance AGN JV. During 1996, Graff indicated that it did not intend to provide further funding for AGN JV and that it wanted a third party to assume its contractual obligations to AGN JV and the Company. Although not obligated to do so, because of the decision by Graff not to further fund the efforts of AGN JV, the Company provided approximately $336,000 to AGN JV for development activities which are to be reimbursed to the Company by AGN JV.

     At June 30, 1996, Graff was indebted to the Company for a total of approximately $800,000, $200,000 of which was presented as a direct reduction of equity at June 30, 1996. Additionally, Graff owned 275,000 shares

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES
of the Company's common stock and held warrants to purchase an additional 175,000 shares of common stock at $3.50 per share.

     In July 1996, the Company entered into an agreement with Graff whereby the Company accepted the 275,000 shares of the Company's common stock owned by Graff as payment for amounts owed by Graff to the Company ($808,000 at the time). Additionally, Graff's interest in AGN was acquired for $100,000 in cash and a note for $400,000 (the $400,000 Graff Note") payable in three years by a new entity ("AGN Venturers LLC") established by the Company. Graff retained its 175,000 warrants. Contemporaneously, the Company sold AGN Venturers LLC to a group of investors ("Investors"), one of which is a related party who acquired 10% of AGN Venturers LLC, for $100,000, an agreement of the Investors to contribute $400,000 to AGN JV and a several Investor guarantee of AGN JV's note payable to the Company in the amount of $336,000. The $336,000 note payable by AGN JV to the Company is in reimbursement of amounts advanced by the Company as described above. At September 30, 1996, $99,000 of the proceeds from the Investors which was deposited to the accounts of the Company had not been transferred to AGN JV's bank account.

     Simultaneously with the sale of AGN Venturers LLC, the Company and the Investors entered into a put and call agreement pursuant to which, during a one year window commencing in August 1997, the Investors can put AGN Venturers LLC's interest in AGN JV to the Company for 278,666 shares of the Company's common stock plus a number of common shares equal to the principal paid on the $400,000 Graff Note divided by three. Under the call provisions of the agreement, the Company can, during such one year window period, call one-half of AGN Venturers LLC's interest in AGN JV for 278,666 shares of the Company's common stock plus a number of common shares equal to the principal paid on the $400,000 Graff note divided by three. As of the date of these financial statements, management of the Company cannot determine what specific value, if any, should be assigned to the put and call agreement, but believes such value is not significant. Accordingly, no amounts have been recorded in the financial statements related to the put and call agreement.

     Also in July 1996, the Company entered into agreements with two investors whereby each investor purchased 125,000 of the shares of common stock previously owned by Graff for $2.75 per share. Notes were issued to the Company for the purchase price of the stock bearing interest at 10.5% and payable in one year. The notes receivable will be shown as a reduction of equity until such time as the notes are collected.

4. DISTRIBUTION AND LICENSING AGREEMENT WITH NETWORK GAMING

     In December 1995, the Company entered into distribution and licensing agreements with Network Gaming International Corporation (formerly AI Software, Inc.; "Network Gaming"), a company with its principal offices located in Vancouver, British Colombia.

     For $500,000, Network Gaming purchased and was appointed the exclusive distributor of the Company's MegaBingo and MegaCash systems and other game software for use in Canada and China. The revenue from the sale of the license agreement is reflected as other revenue in the accompanying financial statements.

     The Company purchased (for $500,000) and was appointed the exclusive distributor of all Network Gaming bingo and other game software, including future games that are being developed or will be developed, for use in the United States of America Native Indian market, including the "off reservation" market, and the State of Texas. The cost of the license is reflected in property and equipment and is being amortized over five years, the term of the agreement.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

5. PROPERTY AND EQUIPMENT

     At September 30, 1996, the Company's property and equipment consisted of the following:

Gaming and satellite equipment..........    $2,158,000
Software costs..........................     1,103,000
Other...................................        58,000
                                            ----------
Total property and equipment............     3,319,000
Less accumulated depreciation...........      (703,000)
                                            ----------
Property and equipment, net.............    $2,616,000
                                            ==========

     Depreciation expense amounted to $479,000 and $229,000 during the years ended September 30, 1996 and 1995, respectively. The net book value of capitalized software cost at September 30, 1996, was $901,000. Depreciation expense related to software cost amounted to $159,000 and $4,000, during the years ended September 30, 1996 and 1995, respectively.

6. NOTES PAYABLE

     Notes payable consist of the Company's outstanding borrowings on its revolving line of credit with its financial institution and $800,000 in Bridge Debt. The revolving line of credit is in the amount of $100,000, under which there were $50,000 in outstanding borrowings at September 30, 1996. The revolving line of credit bears interest at Chase Manhattan Bank N.A. prime rate (8 1/4% at September 30, 1996) plus 1/2% and matures on August 15, 1997. Interest is payable monthly.

     In August 1996, Bridge Debt was raised in anticipation of the Company's private placement of equity securities which was completed in November 1996 (the "November Placement"). The Bridge Debt bears interest at 10.5%, is due in one year and is mandatorily redeemable from the proceeds of the November Placement. (see Note 9). In connection with the Bridge Debt, redeemable warrants representing the right to purchase 173,310 common shares were issued to the placement agent and 360,000 redeemable warrants were issued to the purchasers of the Bridge Debt (collectively, the "Bridge Warrants"). Each Bridge Warrant represents the right to purchase one share of common stock at $8.00 per share (subject to adjustments) and has identical terms as the warrants issued in the November Placement. The value assigned to the Bridge Warrants as well as the remainder of the Bridge Debt issuance costs have been treated as an adjustment to the effective interest rate of the Bridge Debt. Approximately $84,000 in interest cost was recognized during 1996 related to the value of the Bridge Warrants and issuance costs and an additional $28,000 will be recognized in the first quarter of fiscal 1997. The Bridge Debt was converted into common stock and warrants in connection with the November Placement and therefore has been reflected as long-term notes payable in the accompanying consolidated balance sheet.

7. LONG-TERM DEBT

     In August 1995, the Company entered into a Revolving Credit and Term Loan Agreement (the "Credit Agreement"), which as amended, provided for a term loan in the amount of $837,000 and a revolving line of credit discussed in Note 6 above. The proceeds of the original loan along with 12,500 shares of the Company's Series A preferred stock were used to satisfy debt incurred in the purchase of the AGE Assets (see Note 2). Principal of $9,510 and interest are payable monthly until October 31, 1998, at which time all outstanding principal and interest are due. The interest rate is the Chase Manhattan Bank, N.A. prime rate plus 1/2%.

     The term loan is collateralized by substantially all of the tangible and intangible assets of Multimedia Games, Inc. and MBI. The debt is also guaranteed by the Company's Chairman/Chief Executive Officer. The Credit Agreement contains covenants which, among other things, require the Company to maintain a minimum net worth, debt service coverage ratio and gross gaming revenues, all as defined by the Credit Agreement.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

     The remainder of long-term debt consists primarily of debt used to finance the purchase of electronic gaming player station components. The debts are due in monthly payments plus interest at approximately 12%. The debts are collateralized by the equipment purchased and to the extent of approximately $100,000, are guaranteed by the Company's Chairman/Chief Executive Officer. Subsequent to year end, approximately $120,000 was borrowed under similar terms, but without a guarantee.

     Based upon the borrowing rates currently available to the Company for bank borrowings with similar terms, the Company believes that the carrying amount of these borrowings at September 30, 1996, approximates fair value.

     At September 30, 1996, aggregate future maturities of long-term debt are as follows: 1997 -- $197,000; 1998 -- $195,000 and 1999 -- $592,000.

8. INCOME TAXES

     The provision for income taxes (benefit) consisted of the following for the years ended September 30, 1996 and 1995:

                                                           1996        1995
                                                         --------    ---------
Current:
  Federal..............................................  $ 32,000    $ 204,000
  State................................................     5,000       32,000
  Deferred.............................................   (37,000)    (236,000)
                                                         --------    ---------
Net income tax expense.................................  $     --    $      --
                                                         ========    =========

     A reconciliation of the expected income tax expense based upon the federal statutory rate of 34% and the taxes reflected in tax expense is as follows for the years ended September 30, 1996 and 1995:

                                                           1996        1995
                                                         --------    ---------
Expected federal income tax expense....................  $ 14,000    $ 171,000
State tax expense......................................     1,000       21,000
Nondeductible meals....................................    13,000       10,000
Use of net operating losses for which valuation
  allowances existed...................................   (28,000)    (202,000)
                                                         --------    ---------
Net income tax expense.................................  $     --    $      --
                                                         ========    =========

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

     Differences between the book value and the tax basis of the Company's assets and liabilities and net operating losses results in deferred tax assets and liabilities as follows:

                                                          1996         1995
                                                        ---------    ---------
Deferred tax asset -- current:
  Accounts receivable allowance.......................  $  29,000    $  21,000
  Vacation accrued....................................     23,000       19,000
  Valuation allowance.................................    (52,000)     (40,000)
                                                        ---------    ---------
Net current deferred taxes............................  $      --    $      --
                                                        =========    =========
Deferred tax asset -- noncurrent:
  Net operating losses................................  $ 749,000    $ 787,000
Deferred tax liability -- noncurrent:
  Goodwill............................................     (6,000)      (3,000)
                                                        ---------    ---------
                                                          743,000      784,000
Valuation Allowance...................................   (743,000)    (784,000)
                                                        ---------    ---------
Net noncurrent deferred taxes.........................  $      --    $      --
                                                        =========    =========

     In spite of the generation of profits in the past two years, the Company has provided a valuation allowance for all deferred tax assets in excess of deferred tax liabilities due to the lack of historical operational profitability and the number of new products/ventures in which the Company is involved.

     At September 30, 1996, the Company's operating loss carryforward for income tax purposes was approximately $1,972,000. Because of the private placement of equity in November 1996, the Company's use of its net operating loss carryforwards will be limited to approximately $800,000 in any one taxable year. The Company's net operating loss carryforwards expire $573,000 in 2008 and $1,399,000 in 2009.

9. STOCKHOLDERS' EQUITY

  Series A Preferred Stock

     During fiscal year 1995, the Company's stockholders voted to amend the Company's articles of incorporation to provide for the issuance of up to 2,000,000 shares of preferred stock in series as defined by the Board of Directors. In January 1995, the Board of Directors approved a Series A preferred stock which is cumulative, voting and has a par value of $.01 per share. The Series A preferred stock is subject to redemption at the election of the Company for $10 per share.

     In February 1995, holders of certain outstanding debt of the Company elected to convert the indebtedness into 106,476 shares of the Series A preferred stock and 5,841 shares of the Series A preferred stock were issued in satisfaction of amounts owed for professional services. Additionally in 1995, 12,500 shares of the Series A preferred stock were issued in satisfaction of $125,000 principal amount of MBI's promissory notes issued to AGE in connection with the purchase of the AGE Assets. In late 1995, an additional 11,501 shares of Series A preferred stock were issued for cash and in satisfaction of outstanding indebtedness. During 1996, 2,000 outstanding Series A preferred shares were canceled in exchange for a combination of the cancellation of amounts owed to the Company and cash.

     Beginning in January 1997, the Series A preferred stock is convertible into common stock at the rate of five shares of common for one share of Series A preferred stock. Based on the number of shares of Series A preferred stock outstanding at September 30, 1996, an additional 671,590 shares of common stock would be issued if a full conversion were to occur. Of the Series A preferred stock outstanding, 80,175 shares (convertible into 400,875 common shares) are owned by or under the control of the Company's Chairman/Chief Executive Officer.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

     The Series A preferred stock has a liquidation preference over the Company's common stock equal to $10 per share of Series A preferred stock, or $1,343,000 in the aggregate at September 30, 1996. The holders of the Series A preferred stock are entitled to a cumulative preferred dividend, payable quarterly, at the rate of $1.10 per share per annum. In the event the Company remains in arrears for more than two quarters, holders of the Series A preferred stock voting as a class are entitled to elect a majority of the Company's Board of Directors.

  Common Stock

     In February and March 1996, the Company completed a private placement (the "March Placement") of 589,375 shares of its common stock at a price of $2.00 per share, including 39,875 shares issued to the placement agent. The March placement generated net proceeds after offering costs of approximately $949,000. The shares sold were subject to a provision in a registration rights agreement which required the Company to issue 1/10th of a share for each share originally issued in the March Placement for each 90 day period after the closing date that the Company has failed to file a registration statement with the SEC. Because of the pending offering of Bridge Debt and the November Placement, the Company was unable to file the registration statement until November 1996, and accordingly an additional 110,000 shares were issued pursuant to this provision.

     Concurrently with the March Placement, the Board of Directors authorized the exercise by the Company's Chairman/Chief Executive Officer of previously issued common stock purchase warrants to acquire 291,545 shares of the Company's common stock at $2.00 per share. Such exercise was accomplished by the issuance to the Company of a note bearing interest at 6% and due in five years. The purpose of this exercise at this time was to maintain current ownership levels in the Company's common stock in order to avoid a change in ownership for tax purposes which could limit the amount of net operating losses available in any future annual period to offset taxable income of the Company.

     In November 1996, the Company completed a private placement of approximately 1.2 million shares of the Company's common stock for $3.00 per share. Each of the 1.2 million shares sold was accompanied by a redeemable warrant to purchase an additional share of the Company's common stock for $8 (a "Redeemable Warrant"). After nine months, each Redeemable Warrant may be called by the Company for $.10 when the closing bid price of the Company's common stock has been at least $12.00 for 20 consecutive trading days. Redeemable Warrants totaling 350,000 were granted to the placement agent in connection with the November Placement. Proceeds from the November Placement (which included the conversion of the Bridge Debt discussed below) are intended to finance the expansion of the Company's MegaMania network. The proforma effects of the November Placement have been reflected on the consolidated balance sheet under the heading "proforma" as though the November Placement had been completed as of September 30, 1996.

     The November Placement was preceded by a private placement of bridge debt financing in the amount of $800,000 (the "Bridge Debt") which was completed in early August 1996. Redeemable Warrants representing 360,000 shares accompanied the Bridge Debt and an additional 173,310 Redeemable Warrants were granted to the placement agent. The Bridge Debt was converted into common stock and Redeemable Warrants in connection with the completion of the November Placement.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

  Common Stock Warrants

     In connection with past financing arrangements and as compensation for consulting and professional services, the Company has issued warrants to purchase its common stock. The following tables summarize such warrant activity for 1996 and 1995:

1995 ACTIVITY:

                              NUMBER OF                                       NUMBER OF
                              WARRANTS                                        WARRANTS
  EXERCISE                   OUTSTANDING                                     OUTSTANDING
   PRICE       EXPIRATION    OCTOBER 1,                          EXPIRED/   SEPTEMBER 30,
 PER SHARE        DATE          1994       GRANTED   EXERCISED   CANCELED       1995
 ---------    -------------  -----------   -------   ---------   --------   -------------
   $1.00      Dec 94-Oct 95     16,000          --         --     10,000         6,000
$1.40 - 1.50  Jul 95-Dec 95    106,000      13,000     85,667         --        33,333
   $2.00      Sep 97-Jan 98      7,273     387,177         --         --       394,450
   $2.50        Mar 2000            --     185,000    175,000         --        10,000
   $2.75      May 97-Jul 97    470,942          --         --    387,177        83,765
   $3.50        Jul 2000            --     175,000         --         --       175,000
   $4.00        Jul 2000            --      18,750         --         --        18,750
   $6.60         Jul 98         23,550          --         --         --        23,550
                               -------     -------    -------    -------       -------
                               623,765     778,927    260,667    397,177       744,848
                               =======     =======    =======    =======       =======

1996 ACTIVITY:

                              NUMBER OF                                       NUMBER OF
                              WARRANTS                                        WARRANTS
  EXERCISE                   OUTSTANDING                                     OUTSTANDING
   PRICE       EXPIRATION    OCTOBER 1,                          EXPIRED/   SEPTEMBER 30,
 PER SHARE        DATE          1995       GRANTED   EXERCISED   CANCELED       1996
 ---------    -------------  -----------   -------   ---------   --------   -------------
   $1.00         Oct 95          6,000          --      6,000         --            --
   $1.50      Oct 95-Dec 95     33,333          --     13,332     20,001            --
   $2.00      Sep 97-Jan 98    394,450          --    291,545         --       102,905
   $2.50        Mar 2000        10,000          --         --         --        10,000
   $2.75      May 97-Jul 97     83,765          --      9,000         --        74,765
   $3.50        Jul 2000       175,000          --         --         --       175,000
   $4.00        Jul 2000        18,750          --         --         --        18,750
   $6.60         Jul 98         23,550          --         --         --        23,550
   $8.00        Aug 2001            --     533,310         --         --       533,310
                               -------     -------    -------    -------       -------
                               744,848     533,310    319,877     20,001       938,280
                               =======     =======    =======    =======       =======

     Other than with respect to the $8.00 warrants, which are not exercisable until August 1997, all of the above warrants are currently exercisable.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

10. STOCK OPTION AND EMPLOYEE BENEFIT PLANS

     During fiscal year 1993, the Company's Board of Directors approved a Salaried Employee Participation Plan (the "1993 Plan") and reserved an aggregate of 200,000 shares of common stock to be issued thereunder. Options issued under the 1993 Plan vest ratably over a five-year period from the date of grant. No further grants of options will be made under the 1993 Plan.

     In November 1994, the stockholders of the Company approved the Company's 1994 Director Stock Option Plan (the "Director Plan") and the Company's 1994 Employee Stock Option Plan (the "1994 Employee Plan") previously adopted by the Board of Directors, pursuant to which 60,000 shares and 360,000 shares, respectively, of the Company's common stock were reserved for issuance. No further grants of options will be made under either the Director Plan or the 1994 Employee Plan.

     In August 1996, the Board of Directors of the Company approved the 1996 Stock Incentive Plan (the "1996 Plan"). Under the 1996 Plan, various stock based incentive awards may be made including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares or deferred stock purchases. The total number of shares of common stock or common stock equivalents that may be issued under the 1996 Plan is 274,320 plus an amount equal to 10% of the number of shares of common stock issued by the Company after August 15, 1996 and prior to December 31, 2000. As a result of the shares of common stock issued in the November Placement, a total of 403,000 shares of common stock or common stock equivalents were available for grant under the 1996 Plan. The Company has agreed with the placement agent of its November Placement that it will not grant options under the 1996 Plan to purchase more than 200,000 shares during the one year period ending July 24, 1997, or more than 100,000 shares during each of the three one year periods thereafter. In order to have grants made which qualify as incentive stock options, the 1996 Plan must be approved by the Company's stockholders before August 1997.

     The activity relating to stock option issuances under the above plans are as follows for each of the two years ending September 30, 1996:

1995 ACTIVITY:

                                                        NUMBER OF                             NUMBER OF
                EXERCISE                                 OPTIONS                               OPTIONS
                 PRICE                                 OUTSTANDING             EXERCISED/    OUTSTANDING
                  PER                     EXPIRATION   OCTOBER 1,               EXPIRED/    SEPTEMBER 30,
                 SHARE                       DATE         1994       GRANTED    CANCELED        1995
                --------                  ----------   -----------   -------   ----------   -------------
1993 Plan:
  $1.50.................................   Oct 97         65,000          --     20,000         45,000
1994 Director Plan:
  $2.50.................................  Jul 2004        40,000          --         --         40,000
1994 Employee Plan $2.00................  Mar 2005            --      91,000         --         91,000
  $2.50.................................  Jul 2004       130,000          --         --        130,000
  $2.75.................................  Jul 2005            --      24,500         --         24,500
                                                         -------     -------     ------        -------
                                                         235,000     115,500     20,000        330,500
                                                         =======     =======     ======        =======

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

1996 ACTIVITY:

                                                        NUMBER OF                             NUMBER OF
                EXERCISE                                 OPTIONS                               OPTIONS
                 PRICE                                 OUTSTANDING             EXERCISED/    OUTSTANDING     EXERCISABLE
                  PER                     EXPIRATION   OCTOBER 1,               EXPIRED/    SEPTEMBER 30,   SEPTEMBER 30,
                 SHARE                       DATE         1995       GRANTED    CANCELED        1996            1996
                --------                  ----------   -----------   -------   ----------   -------------   -------------
1993 Plan:
  $1.50.................................   Oct 97         45,000          --         --         45,000          27,000
1994 Director Plan:
  $2.50.................................  Jul 2004        40,000          --         --         40,000          26,668
1994 Employee Plan
  $2.00.................................  Mar 2005        91,000                 35,000         56,000          14,000
  $2.50.................................  Jul 2004       130,000                 10,000        120,000          60,000
  $2.50.................................  Feb 2006            --      75,000         --         75,000              --
  $2.75.................................  Jul 2005        24,500          --      9,500         15,000           3,750
  $3.00.................................  Oct 2005            --      60,000     60,000             --              --
  $4.00.................................  Apr 2006            --      26,000      7,000         19,000              --
                                                         -------     -------    -------        -------         -------
                                                         330,500     161,000    121,500        370,000         131,418
                                                         =======     =======    =======        =======         =======

     Subsequent to September 30, 1996, the Company's Board of Directors granted 162,500 options to employees throughout the Company pursuant to the 1996 Plan. The options vest ratably over a four year period, are exercisable at a price of $4.375 per share and expire ten years from the date of grant. The Company expects to continue to issue stock options to new employees as they are hired and to current employees as incentives from time to time.

     During 1994, the Company established an employee savings plan pursuant to
Section 401(K) of the Internal Revenue Code. The plan provides for the employees to make tax deferred deposits into the plan to the extent of 6% of their annual base compensation. The Company matches half of the allowed employee contributions and such Company contributions amounted to $34,000 and $21,000 for the years ended September 30, 1996 and 1995.

11. COMMITMENTS AND CONTINGENCIES

  Pending Investigation

     On October 16, 1996, the Company was advised by the Office of the U.S. Attorney in Tulsa, Oklahoma (the "U.S. Attorney") that the Company was part of a criminal investigation to determine whether, in the opinion of the U.S. Attorney, the Company's MegaMania bingo game constituted Class II or Class III gaming, as defined by the Indian Gaming Regulatory Act of 1988 (the "Gaming Act"). MegaMania has been designed and is operated as a Class II game within the definition of bingo set forth in the Gaming Act. In a written opinion dated July 10, 1996, the Company was informed by the National Indian Gaming Commission ("NIGC"), of the NIGC's determination that MegaMania constituted a Class II game. The Company has relied on the NIGC's opinion in conducting its operations and believes that the NIGC made its determination with a complete and accurate understanding of the facts and the applicable law. The Company is unaware of any circumstances that would have caused the investigation by the U.S. Attorney or on what basis the U.S. Attorney could conclude that MegaMania is not a Class II game.

     No assurances can be given that the U.S. Attorney will not conclude that MegaMania is Class III gaming. If the U.S. Attorney does reach such a conclusion, the Company intends to vigorously defend its position that MegaMania is a Class II game. No assurances can be given that the Company will be successful on the merits. If MegaMania is ultimately determined to be Class III gaming, the loss of the MegaMania business would have a material adverse effect upon the Company's financial condition and results of operation.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

  Litigation

     The Company is a party to various lawsuits and claims arising out of the ordinary course of its business. No accrual for potential loss has been made in the accompanying financial statements as management does not believe that the likelihood of a material loss is probable at this time.

  Prize Fulfillment Firm

     In order to reduce the need for prize reserve account funds and to further reduce exposure to game deficits during periods of abnormally high rates of jackpot prize wins, MBI has engaged a related party firm specializing in prize fulfillment services to pay jackpot prizes won during the term of a prize fulfillment agreement. The prize fulfillment agreement specifies a maximum cumulative liability over the term of the contract, in exchange for fees based on gross game receipts. Prize fulfillment premiums amounted to $3,041,000 and $3,278,000 for the years ended September 30, 1996 and 1995, respectively. The current arrangements with such firm expire on February 28, 1997 and are currently being negotiated for extension. There can be no assurance that the prize fulfillment agreement will be available at all or on commercially acceptable terms upon the expiration of the existing agreement.

     Under the terms of the prize fulfillment agreement, the Company is reimbursed for prizes awarded at an amount equal to the present value for the jackpot prize payments less a deductible which is $15,000 per occurrence. These prize fulfillment funds are then utilized to satisfy the obligation to the jackpot prize winner through a lump-sum cash payment or the purchase of an annuity. In those cases where the prize winner elects an annuity, the obligation has historically been discharged by purchasing annuity contracts from insurance companies rated by A.M. Best as A+, with the prize winner listed as the sole beneficiary. Purchased annuity contracts entered into by AGE prior to April 15, 1994, which provide for various insurance companies to make payments directly to prize winners over a specified period of time in the aggregate amount of approximately $7,808,000 are outstanding at September 30, 1996. The outstanding amounts include 23 annuity contracts aggregating approximately $6,168,000 which were purchased from an insurance carrier that is currently under an Order of Rehabilitation to the Michigan State Commissioner of Insurance. Under this Order, payments under all such contracts will continue until ordered otherwise by the State of Michigan. It is unknown at this time as to whether further court actions will result in reductions in amounts owed under these annuity contracts. There can be no assurance that this or any other insurance company responsible for outstanding annuities will continue to fulfill all their obligations under the annuity contracts.

     The Company is not responsible for any obligations to prize winners prior to April 15, 1994, whether in lieu of annuities or in respect of shortfalls on annuities or otherwise (except for specifically assumed liabilities which amounted to approximately $84,000 at September 30, 1996). Further, the Company is not responsible for prize annuities awarded during the period April 15, 1994 through December 22, 1994, except as to the obligation to discharge obligations of the MegaBingo operations with the assets of the MegaBingo operation and under the indemnification provisions of the AGE Services Agreement. The present value, at September 30, 1996, of the prize annuities awarded from April 15, 1994 to December 22, 1994, which are not reflected in the financial statements, amount to approximately $273,000. The present value of the prize annuities and market value of the related treasury investments at September 30, 1996 of prize annuities awarded subsequent to December 23, 1994 through September 30, 1996 was approximately $1,288,000, which has been reflected as restricted investments and other long-term liabilities in the accompanying financial statements.

     Beginning in August of 1994, the Company began a policy of funding prize annuities with United States Treasury Bills with maturities which correspond to the due dates of the annuity payments. Under its arrangements with the prize fulfillment firm, the prize fulfillment firm purchases the treasury securities and administrates payments to the winners. The Company believes that this annuity payment structure will minimize the risk of annuity defaults on future prizes awarded.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

  Operating Leases

     The Company leases its executive offices and other corporate offices under non-cancelable operating leases. Future minimum rentals by fiscal year under these arrangements are as follows:

1997..............................................  $107,000
1998..............................................   107,000
1999..............................................   104,000
2000..............................................    94,000
2001..............................................    94,000

     Rental expense during fiscal years 1996 and 1995 amounted to $117,000 and $68,000, respectively.

12. RELATED PARTY TRANSACTIONS

     Of $1,266,000 of short-term debt issued in 1994, and converted into preferred stock in 1995, the Company's Chairman/Chief Executive Officer, president, prize fulfillment firm and a principal of the prize fulfillment firm purchased $802,000, $5,000, $126,000 and $126,000, respectively, and received warrants to purchase 291,545, 1,940, 45,682 and 45,682 shares of the Company's common stock at $2.75 per share, respectively. Each of these four parties also elected to exchange such notes and warrants for Series A preferred stock and warrants to acquire shares of the Company's common stock at $2.00 per share. In connection with the exchange of the notes and warrants, the Company's Chairman/Chief Executive Officer, president, the prize fulfillment firm and a principal of the prize fulfillment firm received 80,175, 534, 12,563, and 12,563 shares of Series A preferred stock, respectively, and 291,545, 1,940, 45,682 and 45,682 warrants to acquire the Company's common stock at $2.00 per share, respectively. In connection with amounts loaned to the Company, the four received interest of $19,000, $0, $3,000 and $3,000, respectively, during fiscal year 1995. See also Notes 3, 9 and 11.

13. MEGAMANIA LEASES

     The Company sells its electronic player stations to its customers for cash or through revenue sharing arrangements. Under the revenue sharing arrangements, a portion of the revenue from the player stations is paid to the Company until the sales price of the unit, plus interest, is recovered. Approximately $64,000 was received under such provisions during 1996 and is reflected within Other revenues in the accompanying Consolidated Statements of Operations. Outstanding principal under equipment sales pursuant to such revenue sharing arrangements amounted to $910,000 at September 30, 1996. Generally, title to the player stations transfers to the lessee at the end of the lease period. Revenue from the equipment sales earned pursuant to revenue sharing is recorded as revenue as it is earned because the Company generally must continue to operate the MegaMania network in order to realize the sales proceeds. There can be no assurance that the Company will realize the entire amount shown as outstanding at September 30, 1996, because customers could elect to remove the player stations prior to their being fully paid for or because the economic performance of the player stations at a particular location is not sufficient to amortize the principal of the revenue sharing obligation.

     The cost and net book value at September 30, 1996 of MegaMania lease equipment amounted to $428,000 and $407,000, respectively. MegaMania lease equipment is depreciated over a three year period unless the rate of payments being received indicates transfer of title will occur to the lessee on a more rapid rate.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

14. CONCENTRATIONS OF CREDIT RISK

     The Company maintains its cash in bank deposit accounts which at times may exceed the federal depository insurance limits. As of September 30, 1996 and 1995, the Company had concentrations of cash in one bank totaling $1,397,000 and $1,468,000, respectively. The Company has not experienced any losses on such accounts in the past.

     Accounts receivable represent short-term credit granted to the Company's clients for which collateral is generally not required. Substantially all of the Company's accounts receivable are from Native American Indian tribes or their gaming enterprises. Additionally, a large percentage of these tribes have their reservations and gaming operations in the state of Oklahoma. Despite the industry and geographic concentrations related to the Company's clients, due to the historical experience of the Company on receivable collections, management considers credit risk limited with respect to accounts receivable.

                        INDEPENDENT ACCOUNTANT'S REPORT

To the Board of Directors and Stockholders
Multimedia Games, Inc.


     We have reviewed the accompanying consolidated balance sheet of Multimedia Games, Inc. and Subsidiaries as of June 30, 1997, and the related consolidated statements of operations and cash flows for the nine month period ended June 30, 1997. These financial statements are the responsibility of the Company's management.


     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Tulsa, Oklahoma

July 31, 1997

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                              AS OF JUNE 30, 1997

                                  (UNAUDITED)

                                     ASSETS


Current Assets:
  Cash and cash equivalents.............   $   856,000
  Notes receivable......................       728,000
  Accounts Receivable:
     Trade, net of allowance for
      doubtful accounts of $85,000......     1,267,000
     Other..............................       168,000
  Inventory, at cost....................       463,000
  Prepaid expenses......................        83,000
                                           -----------
          Total current assets..........     3,565,000
                                           -----------
Restricted cash and cash equivalents....     1,541,000
Note receivable from American Gaming
  Network LLC...........................       336,000
Note receivable -- other................       314,000
Property and equipment, net of
  accumulated depreciation of
  $1,608,000............................     5,047,000
Other assets............................       119,000
Goodwill, net of accumulated
  amortization of $68,000...............       479,000
                                           -----------
          Total assets..................   $11,401,000
                                           ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable.........................   $   100,000
  Current portion of long-term debt.....       388,000
  Accounts payable and accrued
     expenses...........................     1,670,000
  Halls' share of surplus...............        89,000
  Prize fulfillment fees payable........       299,000
                                           -----------
          Total current liabilities.....     2,546,000
                                           -----------
Long-term debt..........................       747,000
Other long-term liabilities.............     1,372,000
Commitments and Contingencies (Note 4)
Stockholders' equity:
  Preferred stock, Series A, $.01 par
     value, 2,000,000 shares authorized,
     109,192 shares issued and
     outstanding........................         1,000
  Common stock, $.01 par value,
     25,000,000 shares authorized,
     4,337,989 shares issued and
     4,303,990 shares outstanding.......        43,000
  Additional paid-in capital............     9,618,000
  Stockholder notes receivable..........      (603,000)
  Treasury stock, 33,999 shares at
     cost...............................       (87,000)
  Accumulated deficit...................    (2,236,000)
                                           -----------
  Total stockholders' equity............     6,736,000
                                           -----------
          Total liabilities and
          stockholders' equity..........   $11,401,000
                                           ===========


           See notes to unaudited consolidated financial statements.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE NINE MONTHS ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)


                                                                 1997          1996
                                                              -----------   -----------
Revenues:
  Gaming Revenue............................................  $23,633,000   $14,421,000
  Electronic player station sales...........................    1,445,000       277,000
  Electronic player station lease revenue...................    1,077,000            --
  Software license revenue..................................           --       500,000
  Other.....................................................        1,000       377,000
                                                              -----------   -----------
          Total revenues....................................   26,156,000    15,575,000
                                                              -----------   -----------
Operating costs and expenses:
  Bingo prizes and commissions..............................    6,767,000     7,310,000
  Allotments to hall operators..............................   12,247,000     4,240,000
  Cost of electronic player stations sold...................      829,000        55,000
  Salaries and wages........................................    1,519,000     1,171,000
  Selling, general and administrative expenses..............    3,227,000     2,190,000
  Amortization and depreciation.............................    1,015,000       354,000
                                                              -----------   -----------
          Total operating costs and expenses................   25,604,000    15,320,000
                                                              -----------   -----------
Operating income............................................      552,000       255,000
Interest income.............................................       22,000        45,000
Interest expense............................................     (132,000)      (63,000)
                                                              -----------   -----------
Net income..................................................  $   442,000   $   237,000
                                                              ===========   ===========
Income per common and equivalent share, primary.............  $      0.08   $      0.05
                                                              ===========   ===========
Income per common and equivalent share, fully diluted.......  $      0.07   $      0.04
                                                              ===========   ===========


           See notes to unaudited consolidated financial statements.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE NINE MONTHS ENDED JUNE 30, 1997 AND 1996

                                  (UNAUDITED)


                                                                 1997           1996
                                                              -----------    ----------
Cash flows from operating activities:
  Net income................................................  $   442,000    $  237,000
  Adjustments to reconcile net income to cash provided by
     (used for) operating activities:
     Amortization and depreciation..........................    1,015,000       354,000
     Other non-cash expenses................................       77,000            --
     (Increase) decrease in:
       Accounts and notes receivable........................   (2,185,000)     (516,000)
       Inventory............................................     (105,000)           --
       Prepaid expenses.....................................        9,000            --
       Other assets.........................................           --       (24,000)
     Increase (decrease) in:
       Accounts payable and accrued expenses................      279,000      (181,000)
       Halls' share of surplus..............................      (31,000)      198,000
       Prize fulfillment fees payable.......................      (21,000)     (124,000)
       Other long-term liabilities..........................           --        (6,000)
                                                              -----------    ----------
          Net cash provided by (used for) operating
            activities......................................     (520,000)      (62,000)
                                                              -----------    ----------
Cash flows from investing activities:
  Acquisition of property and equipment.....................   (2,712,000)   (1,172,000)
  Increase in cash balances in restricted escrow............       (7,000)
  Other.....................................................           --            --
                                                              -----------    ----------
          Net cash provided by (used for) investing
            activities......................................   (2,719,000)   (1,172,000)
                                                              -----------    ----------
Cash flows from financing activities:
  Proceeds from sale of common stock........................    2,490,000       980,000
  Increase in long-term debt................................      489,000       100,000
  Principal repayments of debt..............................     (288,000)     (106,000)
  Payment of preferred stock dividends......................     (104,000)     (113,000)
  Purchase of treasury stock................................           --       (10,000)
  Other.....................................................           --        (5,000)
                                                              -----------    ----------
          Net cash provided by (used for) financing
            activities......................................    2,587,000       846,000
                                                              -----------    ----------
Net change in cash and cash equivalents.....................     (652,000)     (388,000)
Cash and cash equivalents, beginning of period..............    1,508,000     1,537,000
                                                              -----------    ----------
Cash and cash equivalents, end of period....................  $   856,000    $1,149,000
                                                              ===========    ==========


           See notes to unaudited consolidated financial statements.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements should be read in conjunction with the Company's financial statements for the fiscal year ended September 30, 1996 contained elsewhere herein.


     The financial statements included herein as of June 30, 1997 and for the nine month periods ended June 30, 1997 and 1996, have been prepared by the Company, without an audit, pursuant to generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission. The information presented reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations for the periods. Results for the nine months ended June 30, 1997, are not necessarily indicative of the results which will be realized for the year ending September 30, 1997. Certain prior period information has been reclassified to conform to current period presentation.



     Income Per Common Share -- Income per common share is computed on the basis of the weighted average shares of common stock outstanding for the nine months ended June 30, 1997 and 1996. Options and warrants are common stock equivalents and, along with contingent stock issuances, are considered in the computation of income per common share using the treasury stock method when they are dilutive. To determine income per common share, net income is adjusted for preferred stock dividends which were $104,000 and $113,000, respectively, for the nine months ended June 30, 1997 and 1996. Weighted average shares outstanding on a primary basis were 4,370,047 and 2,382,000, respectively, for the nine months ended June 30, 1997 and 1996. Weighted average shares outstanding on a fully diluted basis were 6,133,222 and 3,271,000, respectively, for the nine months ended June 30, 1997 and 1996.


     Impact of Financial Accounting Pronouncements -- In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("FAS 128"). FAS 128 will change the computation, presentation and disclosure requirements for earnings per share. FAS 128 requires the presentation of "basic" and "diluted" earnings per share, as defined, for all entities with complex capital structures. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior period earnings per share amounts. The Company has not yet determined the impact that FAS 128 will have on its earnings per share when adopted.

2. FINANCING ACTIVITIES

     In November 1996, the company completed a private placement of approximately 1.2 million shares of common stock for $3.00 per share. Each of the 1.2 million shares sold was accompanied by a redeemable warrant to purchase an additional share of the Company's common stock for $8 (a "Redeemable Warrant"). After nine months, each Redeemable Warrant may be called by the Company for $.10 when the closing bid price of the Company's common stock has been at least $12.00 for 20 consecutive trading days. Redeemable Warrants totaling 350,000 were granted to the placement agent in connection with the November Placement. Proceeds from the November Placement (which included the conversion of the Bridge Debt discussed below) are intended to finance the expansion of the Company's MegaMania network.

     The November Placement was preceded by a private placement of bridge debt financing in the amount of $800,000 (the "Bridge Debt") which was completed in early August 1996. Redeemable Warrants representing 360,000 shares accompanied the Bridge Debt and an additional 173,310 Redeemable Warrants were granted to the placement agent. The Bridge Debt was converted into common stock and Redeemable Warrants in connection with the completion of the November Placement.

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

3. RELATED PARTY



     On June 30, 1997, Graves Properties, Ltd., a limited partnership controlled by Gordon T. Graves, the Company's Chairman and Chief Executive Officer, agreed to loan $437,344 to Equipment Purchasing L.L.C. ("EPLLC"), an entity owned and controlled by Mr. Graves which was formed to purchase MegaMania play equipment from the Company. The Company sold 112 MegaMania electronic player stations to EPLLC for a promissory note of $437,344 due August 15, 1997, bearing interest at 6.0% and a promissory note of $200,000 due June 30, 1999, bearing interest at 14%. The notes are collateralized by the underlying equipment. This equipment is subject to a rental agreement with an Indian tribe and, accordingly, the rental payments have been assigned to the affiliated company. As an inducement to consummate the sale, the Company issued to EPLLC 50,000 warrants to acquire common stock at $11.00 per share. The warrants will become exercisable one year after the date of issue and expire five years after the date of issue. The warrants are redeemable by the Company at $.10 per share if the closing price of the common stock for 20 consecutive trading days has been at least 150% of the effective exercise price. The estimated fair market value of these warrants is $3,750. Concurrent with the sale of this equipment, the Company also entered into a management agreement for a term of two years with the affiliated entity whereby the Company is responsible for (1) proposing, establishing and modifying the MegaMania game procedures and the related game accounting procedures; (2) supervising and administering the rental agreement with the Indian tribe; (3) using its best efforts to re-lease the purchased equipment to other parties if the present rental agreement is terminated; (4) collecting all rents due under the rental agreement; (5) performing all necessary repairs and maintenance, but not bear any risk of loss or damage; (6) conducting necessary marketing; (7) maintaining insurance; and (8) paying all sales and use taxes and performing other administrative functions. As compensation the Company will receive $10.00 per electronic player station as a re-leasing fee and $10.00 per electronic player station per month as a management fee. The Company has the option to repurchase the equipment at its then fair market value after the affiliate has received total rental income equal to the original purchase price plus a 20% internal rate of return.



4. COMMITMENTS AND CONTINGENCIES



     On October 16, 1996, the Office of the U.S. Attorney in Tulsa, Oklahoma (the "U.S. Attorney"), orally informed the Company that the U.S. Attorney was conducting an independent investigation to determine whether, in the opinion of the U.S. Attorney, the Company's MegaMania bingo game constituted Class III or Class II gaming as defined in the Gaming Act, and was therefore in violation of the law or not. The Company believes that its MegaMania game meets all of the requirements of a Class II game of bingo and that the NIGC has the regulatory authority to make final and binding determinations on the classification of games. However, in order to resolve any differences between the NIGC and the U.S. Attorney, on April 8, 1997, the Company entered into a Memorandum of Understanding with the NIGC to implement certain changes to its MegaMania game. These changes generally require the bingo card holder to take certain actions in order to daub the card and to indicate a bingo win, and also require the drawing of bingo numbers using a physical ball blower or as a result of some other human activity rather than the use of electronically randomly generated numbers. In addition to the Memorandum of Understanding, the NIGC issued a letter to the Company dated April 9, 1997, concluding that the MegaMania game, if modified in accordance with the Memorandum of Understanding, would conform to the definition of bingo in the Gaming Act and would thus be a Class II game.



     The Company has modified its MegaMania game to meet the terms of the Memorandum of Understanding and on June 9, 1997, submitted the modified version of the MegaMania game to the NIGC for its review and evaluation. Based upon that review and evaluation, on July 23, 1997, the Acting General Counsel of the NIGC informed the Company in a written advisory opinion that the revised MegaMania game constituted Class II gaming and that tribes may play the revised game without risk of enforcement action by the NIGC.



     In entering into the Memorandum of Understanding and implementing the changes to its MegaMania game, the Company believed that any remaining interpretive disagreements with the U.S. Attorney and with the

                    MULTIMEDIA GAMES, INC. AND SUBSIDIARIES

Department of Justice over the Class II status of MegaMania would be resolved. However, the Company has not been advised of this resolution by the U.S. Attorney or any representative of the Department of Justice.



     Since entering into the Memorandum of Understanding and implementing the changes to the MegaMania game, other U.S. Attorney offices in Oklahoma have informed tribes that such offices consider the Company's MegaMania game to be an illegal Class III gaming activity. The Company is not able to predict whether these offices or any other local offices of the Department of Justice will change their opinion as a result of the July 23, 1997 advisory opinion of the NIGC, which is not binding upon the Department of Justice.



     There can be no assurance that the NIGC, either on its own initiative or as the result of pressure from or in cooperation with other agencies such as the Department of Justice, will adhere to the terms of its July 23, 1997, Advisory Opinion or any of their other opinions issued to the Company. There also can be no assurances that the Department of Justice or any local U.S. Attorney's offices will accept any of the opinions or actions of the NIGC regarding the Company's activities, and not seek to challenge the legality of the Company's activities.



     If adverse determinations or actions are taken by the NIGC, the Department of Justice or any local U.S. Attorney's offices, the Company intends to vigorously defend its position that MegaMania is a Class II game. No assurances can be given that the Company will be successful on the merits. If MegaMania is ultimately determined to be Class III gaming, the loss of the MegaMania business would have a material adverse effect upon the Company's financial condition and results of operation.



     There can be no assurance that the NIGC, either on its own initiative or as the result of pressure from or in cooperation with other agencies such as the Department of Justice, will not enact additional regulations or reinterpret existing regulations in a manner that would have a material and adverse effect upon the Company, including requiring the Company to restructure its existing contractual arrangements with Indian tribes or requiring changes in the way the Company's games are conducted so that such games are classified as Class II. Any such restructuring of the Company's games has the additional risk that such games will no longer appeal to consumers or be acceptable to the tribes. There can also be no assurance that the Gaming Act or other Federal laws will not be amended, or new legislation enacted, so as to limit the authority of tribes to self-regulate Class II gaming or to change the definition of Class II gaming.



     Over time, the Company does not believe that the planned changes to its MegaMania game will materially and adversely affect consumer interest and acceptance of MegaMania, although no assurances to that effect can be given. There is evidence to suggest that players of the unmodified version of the MegaMania game will reduce their level of play until the enhanced interactive requirements of the new version become familiar.


     Litigation -- The Company is a party to various lawsuits and claims arising out of the ordinary course of its business. No accrual for potential loss has been made in the accompanying financial statements as management does not believe that the likelihood of a material loss is probable at this time.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS



     See "Disclosure of Commission Position on Indemnification For Securities Act Liabilities" in the Prospectus.



     The directors and officers of the Company are entitled to indemnification by the Selling Securityholders against any cause of action, loss, claim, damage, or liability to the extent it arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to the Company by such Selling Securityholder.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



     The following are the estimated expenses in connection with the distribution of the securities being registered:



Securities and Exchange Commission Registration Fee.........  $ 8,354
Accounting Fees and Expenses................................   15,000
Attorneys' Fees and Expenses................................   25,000
Printing Fees and Expenses..................................   20,000
Blue Sky Fees and Expenses..................................    2,000
Nasdaq Listing Fees.........................................    7,500
Miscellaneous...............................................   12,146
          Total.............................................  $90,000



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES



     In November 1996, the Company completed a private placement (the "November Placement") for cash and the conversion of the Bridge Notes (described below) of 1,158,833 shares of Common Stock and 1,158,833 Redeemable Common Stock Purchase Warrants (the "Placement Warrants") at a purchase price of $3.00 per share of Common Stock to a group of accredited investors. Each Placement Warrant entitled the holder thereof to purchase one share of Common Stock at $8.00 per share (subject to adjustments) at any time on and after August 7, 1997 and prior to the November 12, 2001 expiration of the Placement Warrants. The Placement Warrants were redeemable by the Company for $.10 per Warrant after August 7, 1997, if the closing bid price of the Company's Common Stock has been at least $12.00 for 20 consecutive trading days. Walsh Manning acted as the placement agent for the Company in connection with the November Placement and received 350,000 Redeemable Common Stock Purchase Warrants (the "Placement Agent Warrants"), a commission of $347,650 and a nonaccountable expense allowance of $104,295. The November Placement was not registered under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 501 of Regulation D promulgated thereunder.



     In August 1996, the Company consummated the private placement (the "Bridge Placement") for cash of $800,000 principal amount of 10.5% notes due August 7, 1997 (the "Bridge Notes") and 360,000 Redeemable Common Stock Purchase Warrants (the "Bridge Warrants") to a group of accredited investors. The Bridge Notes were converted into shares of Common Stock and Placement Warrants in connection with the November Placement at a conversion rate of $3.00 principal amount of Bridge Note for one share of Common Stock and one Bridge Warrant. Walsh Manning acted as placement agent for the Company in connection with the Bridge Placement and received 173,310 Redeemable Common Stock Purchase Warrants (the "Bridge Placement Warrants"), commissions of $40,000 and an unaccountable expense allowance of $12,000. The Bridge Placement was not registered under the Securities Act in reliance upon the exemption contained in Section 4(2) of the Securities Act and Rule 501 of Regulation D promulgated thereunder.

     In June 1997, the Placement Warrants and the Bridge Warrants were amended to become the Class A Warrants and the Placement Agent Warrants and the Bridge Placement Warrants were amended to become the Class B Warrants.



     In August 1996, the Company sold 125,000 shares of Common Stock at $2.75 per share to each of Frank J. Skelly, III and Craig Gross. Messrs. Skelly and Gross are the principal owners of EAB Associates, LLC, which in turn is the principal owner of Walsh Manning. Payment of the purchase price for the shares was a 10.5% promissory note of each purchaser payable on August 7, 1997. The transaction was not registered under the Securities Act in reliance upon the exemption contained in Section 4(2) of the Securities Act.



     In March 1996, the Company consummated the private placement (the "March 1996 Placement") for cash of 550,000 shares of Common Stock at $2.00 per share to a group of accredited investors. G-V Capital acted as placement agent for the Company in connection with the March 1996 Placement and received 39,375 shares of Common Stock, commissions of $82,500 and an unaccountable expense allowance of $27,500. Pursuant to the terms of the March 1996 Placement, the Company agreed to issue additional shares of Common Stock in the event the Company failed to file a registration statement with the Commission. As a result of such provision, the Company issued an additional 117,875 shares of Common Stock. The March 1996 Placement and subsequent issuance of the additional shares was not registered under the Securities Act in reliance upon the exemption contained in
Section 4(2) of the Securities Act and Rule 501 of Regulation D promulgated thereunder.



     In July 1994, the Company adopted its 1994 Employee Stock Option Plan (the "1994 Plan") pursuant to which, through March 31, 1997, options to purchase 240,000 shares of Common Stock at prices ranging from $2.50 to $4.00 per share have been granted and remain outstanding and options to purchase 20,000 shares at exercise prices ranging from $2.00 to $2.50 per share have been exercised.



     In July 1994, the Company adopted its 1994 Director Stock Option Plan (the "Director Plan") pursuant to which, through March 31, 1997, options to purchase 40,000 shares of Common Stock at a price of $2.50 per share have been granted and remain outstanding.



     In August 1996, the Company adopted its 1996 Stock Incentive Plan (the "1996 Plan") pursuant to which, through March 31, 1997, options to purchase 368,000 shares of Common Stock at prices ranging from $4.375 to $5.50 per share have been granted and remain outstanding.



     On March 11, 1997, the Company registered under the Securities Act the shares and options subject to the forgoing Plans on Form S-8.



     During 1996, Gordon T. Graves, the Company's Chairman and Chief Executive Officer, exercised warrants to purchase 291,545 shares of Common Stock at $2.00 per share. Such exercise was accomplished by the issuance to the Company of Mr. Graves' promissory note due in five years and bearing interest at 6% per annum. Also during 1996, Gordon T. Sjodin, a Vice President of the Company, exercised for cash 2,500 warrants to purchase Common Stock at $1.50 per share. Such issuances were not registered under the Securities Act in reliance upon the exemption contained in Section 4(2) of the Securities Act.



     In July 1995, the Company issued (i) 100,000 shares of Common Stock to Graff Pay-Per-View, Inc. ("Graff") at $2.75 per share (the "Graff Shares"), (ii) 175,000 shares of Common Stock to Graff for cash at $2.25 per share upon the exercise of a Common Stock purchase warrant granted to Graff in July 1995, and
(iii) 175,000 Common Stock Purchase Warrants to Graff exercisable at $3.50 per share (the "Graff Warrant"). The consideration for the issuance of the Graff Shares was a 6.37% promissory note of Graff due in August 1996. The consideration for the issuance of the Graff Warrant was the exercise by Graff of the warrant referred to in clause (ii) above. The issuances to Graff were not registered under the Securities Act in reliance upon the exemption contained in
Section 4(2) of the Securities Act.



     In January, 1995, Mr. Graves (including a limited partnership controlled by Mr. Graves), Mr. Sjodin, Larry D. Montgomery, the President of the Company, and Michael E. Newell, a Vice President of the Company, along with other nonemployee accredited investors, exchanged certain outstanding subordinated notes due them by the Company for shares of the Company's Series A Preferred Stock, at the exchange price of $10 principal amount of such notes for each share of Series A Preferred Stock. In connection with such exchange, the Company issued 136,318 shares of Series A Preferred Stock and its substitute warrants, exercisable at $2.00 per share and expiring in January 1998, for other warrants held by such parties. Such issuances were not registered under the Securities Act in reliance upon the exemption contained in Section 4(2) of the Securities Act.



     From time to time during 1994, the Company issued 91,038 warrants to purchase Common Stock at an exercise price of $2.75 per share to various accredited investors for consulting and professional services rendered to the Company. Such issuances were not registered under the Securities Act in reliance upon the exemption contained in Section 4(2) of the Securities Act. During the three months ended June 30, 1997, the Company issued 263,683 shares of Common Stock in transactions exempt from registration under the Securities Act pursuant to Section 4(2) thereof, as follows:



          (a) 125,000 shares upon the conversion of 25,126 shares of Series A Preferred Stock originally issued in January 1995.



          (b) 8,531 shares at a price of $2.75 per share upon the exercise of warrants originally issued in July 1994.



          (c) 10,000 shares at a price of $2.50 per share upon the exercise of warrants originally issued in February 1995.



          (d) 18,334 shares at a price of $6.00 per share upon the exercise of warrants originally issued in July 1993.



          (e) 45,682 shares at a price of $2.00 per share upon the exercise of warrants originally issued in January 1995.



          (f) 1,506 shares for services rendered.



          (g) 54,000 shares at a price of $2.75 per share upon the exercise of warrants originally issued in May 1994.



     In May 1997, the Company issued warrants to purchase 27,000 shares of Common Stock at $10.00 per share. The warrants become exercisable in May 1998 and expire in May 2002. The warrants were issued to a consultant for services rendered in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) thereof.



     In June 1997, the Company issued warrants to purchase 50,000 shares of Common Stock at $11.00 per share. The warrants become exercisable in June 1998 and expire in June 2002. The warrants were issued to a company owned and controlled by Gordon T. Graves, the Chairman and Chief Executive Officer of the Company, as an inducement to purchase electronic player stations from the Company. The issuance of the warrants was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.


ITEM 27. EXHIBITS


EXHIBIT NO.                                   TITLE                              LOCATION
-----------                                   -----                              --------
    3.1        --  Amended and Restated Articles of Incorporation..............    (5)
    3.2        --  Bylaws......................................................    (1)
    5.1        --  Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson re
                   Legality....................................................    (3)
   10.1        --  Form of Integrated Services Agreement.......................    (1)
   10.2        --  Contingent Grand Prize Risk Assumption Agreement dated
                   October 1, 1995, between the Company and SCA Promotions,
                   Inc.........................................................    (2)
   10.3        --  Lease Agreement dated October 10, 1996, between the Company
                   and Intervest-Southern Oaks LP..............................    (2)
   10.4        --  Form of 1992-3 Warrant Certificate Issued by the Company....    (1)
   10.5        --  Form of 1995 Warrant Certificate Issued by the Company......    (1)
   10.6        --  Form of Bridge Warrant......................................    (2)
   10.7        --  Form of Private Placement Warrant...........................    (2)
   10.8        --  Form of Bridge Note.........................................    (2)
   10.9        --  Registration Rights Agreement dated January 23, 1995 between
                   the Company and holders of 1994 Original Warrants...........    (1)

EXHIBIT NO.                                   TITLE                              LOCATION
-----------                                   -----                              --------
   10.10       --  Registration Rights Agreement dated January 23, 1995 between
                   the Company and holders of 1995 Substitute Warrants.........    (1)
   10.11       --  Registration Rights Agreement among the Company and holders
                   of Bridge Warrants and Private Placement Warrants...........    (2)
   10.12       --  Stock Option Agreement dated October 24, 1992 between the
                   Company and Larry Montgomery................................    (1)
   10.13       --  1994 Employee Stock Option Plan.............................    (1)
   10.14       --  1994 Director Stock Option Plan.............................    (1)
   10.15       --  1996 Stock Incentive Plan...................................    (2)
   10.16       --  Unit Purchase Agreement dated August 14, 1996 between the
                   Company and the AGN Investor Group..........................    (2)
   10.17       --  Right of First Refusal Agreement dated August 14, 1996
                   between the Company and the AGN Investor Group..............    (2)
   10.18       --  Put/Call Agreement dated August 14, 1996 between the Company
                   and AGN Venturer LLC........................................    (2)
   10.19       --  Registration Rights Agreement between the Company and AGN
                   Venturer LLC................................................    (2)
   10.20       --  Limited Liability Company Agreement of AGN Venturer LLC.....    (2)
   10.21       --  Limited Liability Company Agreement of American Gaming
                   Network LLC.................................................    (2)
   10.22       --  Certificate of Merger of American Gaming Network LP into
                   American Gaming Network LLC.................................    (2)
   10.23       --  Form of Several Guaranty of AGN Investor Group..............    (2)
   10.24       --  Purchase Agreement dated June 25, 1996 between the Company
                   and Graff Pay-Per-View, Inc.("Graff").......................    (2)
   10.25       --  Registration Rights Agreement between the Company and
                   Graff.......................................................    (2)
   10.26       --  Form of Stock Purchase Agreement between the Company and
                   Frank J. Skelly, III and Craig Gross........................    (2)
   10.27       --  Form of Registration Rights Agreement between the Company
                   and Frank J. Skelly, III and Craig Gross....................    (2)
   10.28       --  Placement Agency Agreement dated July 24, 1996 between the
                   Company and Walsh, Manning Securities, Inc..................    (2)
   10.29       --  Placement Agency Agreement dated January 29, 1996 between
                   the Company and G-V Capital Corp............................    (2)
   10.30       --  Press Release dated April 9, 1997...........................    (5)
   10.31       --  Memorandum of Understanding with NIGC.......................    (5)
   10.32       --  July 10, 1996 letter from the NIGC to the Company...........    (4)
   10.33       --  April 9, 1997 letter from the NIGC to the Company...........    (4)
   10.34       --  May 12, 1997 letter from the NIGC to the Company............    (4)
   10.35       --  Form of Amendment to Warrants...............................    (3)
   10.36       --  July 23, 1997 Advisory Opinion of the NIGC..................    (6)
   10.37       --  Form of Class A Warrant.....................................    (7)
   10.38       --  Form of Class B Warrant.....................................    (7)
   10.39       --  Warrant Agreement dated November 12, 1996 between the
                   Company and Corporate Stock Transfer, as Warrant Agent......    (7)
   10.40       --  Amendment to Warrant Agreement, dated July 18, 1997.........    (7)
   15.1        --  Letter regarding unaudited interim financial information....    (6)
   23.1        --  Consent of Coopers & Lybrand L.L.P..........................    (6)

---------------


(1) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1994.



(2) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1996.



(3) Previously filed herewith.



(4) Indicates incorporated by reference to the Company's Registration Statement on Form S-3, filed with the Commission on June 3, 1997.



(5) Indicates incorporated by reference on the Company's Form 10-QSB filed with the Commission for the quarter ended March 31, 1997.



(6) Filed herewith.



(7) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on July 29, 1997.



ITEM 28. UNDERTAKINGS



     (a) The undersigned Registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to;



             (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and



             (iii) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on SB-2 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on the 5th day of August, 1997.


                                            MULTIMEDIA GAMES, INC.

                                            By:      /s/ GORDON T. GRAVES
                                              ----------------------------------
                                              Name: Gordon T. Graves
                                              Title: Chairman of the Board


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          /s/ GORDON T. GRAVES              Chairman of the Board Chief           Dated: August 5, 1997
----------------------------------------      Executive Officer and Director
            Gordon T. Graves

/s/                         *               President and Chief Operating         Dated: August 5, 1997
----------------------------------------      Officer and Director
Larry D. Montgomery

         /s/ FREDERICK E. ROLL              Vice President, Controller and        Dated: August 5, 1997
----------------------------------------      Chief Financial Officer
           Frederick E. Roll

/s/                         *               Vice President and Director           Dated: August 5, 1997
----------------------------------------
Daniel J. Sarnoff

/s/                         *               Director                              Dated: August 5, 1997
----------------------------------------
Gregory N. Stern

        * /s/ FREDERICK E. ROLL
----------------------------------------
         By: Frederick E. Roll
            Attorney-In-Fact

                               INDEX TO EXHIBITS


EXHIBIT NO.                                    TITLE                                LOCATION
-----------                                    -----                                --------
    3.1        --   Amended and Restated Articles of Incorporation..............      (5)
    3.2        --   Bylaws......................................................      (1)
    5.1        --   Opinion Hall, Estill, Hardwick, Gable, Golden & Nelson re
                    Legality....................................................      (3)
   10.1        --   Form of Integrated Services Agreement.......................      (1)
   10.2        --   Contingent Grand Prize Risk Assumption Agreement dated
                    October 1, 1995, between the Company and SCA Promotions,
                    Inc.........................................................      (2)
   10.3        --   Lease Agreement dated October 10, 1996, between the Company
                    and Intervest-Southern Oaks LP..............................      (2)
   10.4        --   Form of 1992-3 Warrant Certificate Issued by the Company....      (1)
   10.5        --   Form of 1995 Warrant Certificate Issued by the Company......      (1)
   10.6        --   Form of Bridge Warrant......................................      (2)
   10.7        --   Form of Private Placement Warrant...........................      (2)
   10.8        --   Form of Bridge Note.........................................      (2)
   10.9        --   Registration Rights Agreement dated January 23, 1995 between
                    the Company and holders of 1994 Original Warrants...........      (1)
   10.10       --   Registration Rights Agreement dated January 23, 1995 between
                    the Company and holders of 1995 Substitute Warrants.........      (1)
   10.11       --   Registration Rights Agreement among the Company and holders
                    of Bridge Warrants and Private Placement Warrants...........      (2)
   10.12       --   Stock Option Agreement dated October 24, 1992 between the
                    Company and Larry Montgomery................................      (1)
   10.13       --   1994 Employee Stock Option Plan.............................      (1)
   10.14       --   1994 Director Stock Option Plan.............................      (1)
   10.15       --   1996 Stock Incentive Plan...................................      (2)
   10.16       --   Unit Purchase Agreement dated August 14, 1996 between the
                    Company and the AGN Investor Group..........................      (2)
   10.17       --   Right of First Refusal Agreement dated August 14, 1996
                    between the Company and the AGN Investor Group..............      (2)
   10.18       --   Put/Call Agreement dated August 14, 1996 between the Company
                    and AGN Venturer LLC........................................      (2)
   10.19       --   Registration Rights Agreement between the Company and AGN
                    Venturer LLC................................................      (2)
   10.20       --   Limited Liability Company Agreement of AGN Venturer LLC.....      (2)
   10.21       --   Limited Liability Company Agreement of American Gaming
                    Network LLC.................................................      (2)
   10.22       --   Certificate of Merger of American Gaming Network LP into
                    American Gaming Network LLC.................................      (2)
   10.23       --   Form of Several Guaranty of AGN Investor Group..............      (2)
   10.24       --   Purchase Agreement dated June 25, 1996 between the Company
                    and Graff Pay-Per-View, Inc. ("Graff")......................      (2)
   10.25       --   Registration Rights Agreement between the Company and
                    Graff.......................................................      (2)
   10.26       --   Form of Stock Purchase Agreement between the Company and
                    Frank J. Skelly, III and Craig Gross........................      (2)
   10.27       --   Form of Registration Rights Agreement between the Company
                    and Frank J. Skelly, III and Craig Gross....................      (2)
   10.28       --   Placement Agency Agreement dated July 24, 1996 between the
                    Company and Walsh, Manning Securities, Inc..................      (2)
   10.29       --   Placement Agency Agreement dated January 29, 1996 between
                    the Company and G-V Capital Corp............................      (2)
   10.30       --   Press Release dated April 9, 1997...........................      (5)
   10.31       --   Memorandum of Understanding with NIGC.......................      (5)
   10.32       --   July 10, 1996 letter from the NIGC to the Company...........      (4)

EXHIBIT NO.                                    TITLE                                LOCATION
-----------                                    -----                                --------
   10.33       --   April 9, 1997 letter from the NIGC to the Company...........      (4)
   10.34       --   May 12, 1997 letter from the NIGC to the Company............      (4)
   10.35       --   Form of Warrant Amendment...................................      (3)
   10.36       --   July 23, 1997 Advisory Opinion of the NIGC..................      (6)
   10.37       --   Form of Class A Warrant.....................................      (7)
   10.38       --   Form of Class B Warrant.....................................      (7)
   10.39       --   Warrant Agreement dated November 12, 1996 between the
                    Company and Corporate Stock Transfer, as Warrant Agent......      (7)
   10.40       --   Amendment to Warrant Agreement, dated July 18, 1997.........      (7)
   15.1        --   Letter regarding unaudited interim financial information....      (6)
   23.1        --   Consent of Coopers & Lybrand L.L.P..........................      (6)


---------------


(1) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1994.



(2) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1996.



(3) Previously filed herewith.



(4) Indicates incorporated by reference to the Company's Registration Statement on Form S-3, filed with the Commission on June 3, 1997.



(5) Indicates incorporated by reference to the Company's Form 10-QSB filed with the Commission for the quarter ended March 31, 1997.



(6) Filed herewith.



(7) Incorporated by reference to the Company's Registration Statement on Form 8-A, filed with the Commission on July 29, 1997.